Exhibit (a)(1)(A)

MANNATECH, INCORPORATED

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR REPLACEMENT OPTIONS

This Offer to Exchange Certain Outstanding Stock Options for Replacement Options and your withdrawal rights will expire at 8:00 a.m. Central Time on August 13, 2010, unless extended (the “Expiration Date”).

INTRODUCTION

Mannatech, Incorporated, a Texas corporation (“Mannatech,”  the “Company,” “we,” “us,” and “our”), is offering  members of our board of directors (“Board Members”), our employees (including our executive officers) and consultants the opportunity to exchange outstanding options to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), granted pursuant to the Company’s 1997 Stock Option Plan, 1998 Incentive Stock Option Plan, 2000 Incentive Stock Option Plan (the “2000 Plan”) and 2008 Stock Incentive Plan (the “2008 Plan”) (collectively, the “Stock Plans”), that have an exercise price per share greater than $2.46, the average closing sale price of the Common Stock on the NASDAQ Global Market for the twenty five trading days ending on June 22, 2010  and have not expired before the Exchange Offer (as defined below) closes (the “Eligible Options”), upon the terms and subject to the conditions of this Offer to Exchange Certain Outstanding Stock Options for Replacement Options (this “Offer to Exchange”) and the related Mannatech Stock Option Exchange Program Election Form (the “Election Form”) (which, together with any amendments or supplements hereto or thereto, collectively constitute this “Exchange Offer”).  As of July 16, 2010, 1,621,997 Eligible Options are outstanding and eligible for exchange pursuant to this Exchange Offer.  In this Offer to Exchange, references to sections are to sections hereof unless otherwise indicated.

Each Eligible Option that you tender for exchange will be exchanged for the grant of replacement options (collectively, “Replacement Options”) to purchase fewer shares of our Common Stock at a lower exercise price upon the terms and conditions set forth in the 2008 Plan, as amended by the amendment approved by our shareholders at the 2010 Annual Shareholder Meeting (the “Amendment”), and the applicable stock option award agreement, as further described herein.  Replacement Options will be granted under the 2008 Plan upon the terms and subject to the conditions set forth in this offering memorandum and the related Election Form.  The principal terms of the Replacement Options include:

•
The Exchange Offer is open to our Board Members, all of our employees (including executive officers) and consultants who are retained or employed by us as of the start of the Exchange Program and remain Board Members, employees or consultants, as the case may be, through the Expiration Date (such Board Members, employees and consultants collectively being the “Eligible Optionholders”).  Eligible Optionholders will be permitted to exchange all, or none, of the Eligible Options for Replacement Options on a grant-by-grant basis.

•
The exchange ratios of shares subject to Eligible Options surrendered in exchange for Replacement Options granted (the “Exchange Ratios”) have been determined in a manner intended to result in the grant of Replacement Options that have a fair value approximately equal to the fair value of the Eligible Options they replace.

•
The Exchange Offer is not a one-for-one exchange.  Instead, participating Eligible Optionholders will receive Replacement Options covering fewer shares of Common Stock (with a lower exercise price) than are covered by the Eligible Options surrendered.

•
Each Replacement Option will have an exercise price per share equal to the closing price (or 110% of the closing price if the Replacement Option is an incentive stock option granted to a beneficial owner of more than 10% of the total voting power of all classes of stock the Company or any related company) per share of Common Stock on the Replacement Option Grant Date (as defined below) (the “Exercise Price”).

•
None of the Replacement Options will be vested on the Replacement Option Grant Date.  Replacement Options exchanged for Eligible Options will vest in three equal annual installments beginning 12 months after the Replacement Option Grant Date.

We have issued stock options under the Stock Plans as a means of obtaining and retaining the services of the types of employees, consultants and directors who will contribute to the Company’s long range success and providing incentives that are linked directly to increases in share value which will inure to the benefit of all shareholders of the Company.  However, our board of directors has observed that many of our employees (including officers) have outstanding stock options with exercise prices that are significantly higher than the current market price per share of our Common Stock. These stock options are commonly referred to as being “out-of-the-money.” As a result, these stock options have little value as either an incentive or retention tool.

This Exchange Offer is intended to address this situation by providing Eligible Optionholders with an opportunity to exchange Eligible Options for Replacement Options. By making this Exchange Offer, we intend to provide Eligible Optionholders with the opportunity to hold stock options that over time may have a greater potential to increase in value, thereby creating incentives for such Eligible Optionholders to remain at the Company and contribute to achieving our business objectives.

If you participate in this Exchange Offer, you will be entitled to receive a number of Replacement Options based on the Exchange Ratios. You will be permitted to exchange your Eligible Options for Replacement Options on a grant-by-grant basis.  No partial exchanges of a stock option grant will be permitted.  If you elect to exchange any Eligible Options from a particular stock option grant, you must exchange the entire outstanding  (i.e. unexercised) portion of that eligible stock option grant.  We intend to grant Replacement Options to Eligible Optionholders on the same day we cancel the Eligible Options that are exchanged pursuant to this Exchange Offer (the “Replacement Option Grant Date”), which we expect to be August 16, 2010.

This Exchange Offer is not conditioned on a minimum number of Eligible Options being submitted for exchange or a minimum number of Eligible Optionholders participating.  This Exchange Offer is subject to the satisfaction or waiver of certain conditions which we describe in Section 6 “This Exchange Offer – Conditions of This Exchange Offer.”

If you choose not to participate in this Exchange Offer, you will continue to hold your Eligible Options subject to their existing terms and conditions as in effect immediately prior to the Expiration Date.

Shares of our Common Stock are traded on NASDAQ under the symbol “MTEX.” On July 15, 2010, the last available reported sale price per share of our Common Stock on NASDAQ prior to the printing of this Offer to Exchange was $2.11 per share. The current market price of our Common Stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing sale price of our Common Stock will be on the date used to determine the Exercise Price of the Replacement Options, which is scheduled to be August 16, 2010. We recommend that you obtain current market quotations for our Common Stock before deciding whether to participate in this Exchange Offer.

See “Risk Factors” for a discussion of risks that you should consider before participating in this Exchange Offer.

IMPORTANT

You should direct questions about this Exchange Offer or requests for assistance (including requests for additional copies of any documents relating to this Exchange Offer) by email to tmorosyuk@mannatech.com or by calling Tatiana Morosyuk at (972) 471-7207.

If you wish to participate in this Exchange Offer, an individualized Election Form is included with this Offer to Exchange.  Completed Election Forms should be sent to the Company:

•	by regular mail, courier or hand delivery to Mannatech, Incorporated, 600 South Royal Lane, Suite 200, Coppell, TX 75019, Attn: Tatiana Morosyuk;

•	by facsimile to (972) 471-7319; or

•	by scanning the completed Election Form to a PDF and e-mailing to tmorosyuk@mannatech.com.

Election Forms should not be sent via inter-office mail.

To participate in this Exchange Offer, your completed Election Form must be received by us no later than 8:00 a.m. Central Time on August 13, 2010, unless this Exchange Offer is extended.

You will receive a confirmation by e-mail after our receipt of your completed Election Form.  If your Eligible Options are properly tendered for exchange, and are not validly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Exchange Offer.  The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares of our Common Stock you are entitled to purchase with your Replacement Options, the Replacement Option Grant Date, the vesting schedule of the Replacement Options, the expiration date of the Replacement Options and the per share Exercise Price of the Replacement Options.  If you choose not to participate in this Exchange Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions as in effect immediately prior to the Expiration Date.

Although our board of directors has approved this Exchange Offer, neither the Company nor our board of directors makes any recommendation as to whether you should exchange, or refrain from exchanging, your Eligible Options in the Exchange Offer. You must make your own decision whether to exchange your Eligible Options.  You should consult your personal outside advisor(s) if you have questions about your legal, financial or tax situation as it relates to this Exchange Offer.

THIS EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

NOTHING IN THIS OFFER TO EXCHANGE SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES.  THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION WITH OR WITH OUT CAUSE OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE REPLACEMENT OPTION GRANT DATE OR AFTER THAT DATE.  NOTHING IN THIS OFFER TO EXCHANGE SHALL BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR CONSIDERATION.

TABLE OF CONTENTS

SUMMARY TERM SHEET

Questions and Answers

The Company is offering to exchange Replacement Options for Eligible Options held by Eligible Optionholders upon the terms and subject to the conditions of this Exchange Offer.  The following are answers to some questions you may have about this Exchange Offer.  We encourage you to carefully read this section and the remainder of this Offer to Exchange and the related Election Form. Where appropriate, we have included references to the relevant sections of this document where you can find a more complete description of the topics in this summary.

A. GENERAL OPTION EXCHANGE QUESTIONS

1. Why are we allowing Eligible Optionholders to exchange their Eligible Options?

As part of recognizing the contributions of our employees, consultants and Board Members and aligning their interests with our future success, we have granted them stock options as part of their compensation.   However, many of our employees (including officers), consultants and Board Members have outstanding stock options with exercise prices that are “out-of-the-money,” which means that the stock options have an exercise price that is higher than the current market price of our Common Stock.  As a result, these stock options have little value as either an incentive or retention tool.  This Exchange Offer is intended to address this situation by providing Eligible Optionholders with an opportunity to exchange Eligible Options for Replacement Options.  By making this Exchange Offer, we intend to provide Eligible Optionholders with the opportunity to hold stock options that over time may have a greater potential to increase in value, thereby creating better incentives for such employees, consultants and Board Members to remain at the Company and contribute to achieving our business objectives.  See Section 2 “This Exchange Offer – Purpose of This Exchange Offer.”

2. What stock options are we offering to exchange in the Exchange Offer?

An Eligible Option is any outstanding stock option granted pursuant to one of our Stock Plans and must not (i) have a per share exercise price at or below $2.46, the average closing sale price of the Common Stock on the NASDAQ Global Market for the twenty five trading days ending on June 22, 2010   and (ii) expire before the closing date of the Exchange Offer.  Please note that the dates referred to in this Summary Term Sheet may change.  We encourage you to read this document in its entirety.  See Section 1 “This Exchange Offer – Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer.”

3. What is the expected timeline of this Exchange Offer?

We currently expect the timeline of this Exchange Offer to be:

• June 9, 2010:	Mannatech, Incorporated Annual Meeting of Shareholders at which the Amendment was approved.
• June 18, 2010:	Compensation and Stock Option Plan Committee determined the Exchange Ratios based on an estimated fair value of the Replacement Options as of this date.
• July 16, 2010:	Exchange Offer begins.
• August 13, 2010:	Exchange Offer ends at 8:00 a.m. Central Time (this date may change as a result of regulatory review or at the Company’s discretion).
• August 16, 2010:
Replacement Option Grant Date and determination of Exercise Price of Replacement Options based on the last reported sale price of our Common Stock on NASDAQ (this date may change as a result of regulatory review or at the Company’s discretion).

4. Can the Company extend or shorten the length of this Exchange Offer?

While the Company has the discretion to shorten or extend the length of the Exchange Offer (provided that the Exchange Offer is open for at least 20 business days), we do not presently intend to do so. If we shorten or extend this Exchange Offer, we will notify you about the new Expiration Date.  See Section 14 “This Exchange Offer – Extension of Exchange Offer; Termination; Amendment.”

5. Is the Company expecting the Exchange Offer to be a one-time event?

We do not currently anticipate offering optionholders another opportunity to exchange “out-of-the-money” options for Replacement Options in the future.

6. What are the conditions to this Exchange Offer?

This Exchange Offer is subject to a number of conditions, including the conditions described in Section 6 “This Exchange Offer – Conditions of this Exchange Offer.”  Please read this entire Offer to Exchange for a full description of all of the terms and conditions of this Exchange Offer.

7. May the Company cancel this Exchange Offer?

The Company may withdraw or terminate this Exchange Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, if certain conditions have occurred, or have been determined by the Company, in its reasonable judgment, to have occurred.  See Section 6 “This Exchange Offer – Conditions of This Exchange Offer.”

If this Exchange Offer is terminated, any options that were tendered for exchange will remain outstanding and retain their then existing terms, including the existing exercise price, vesting schedule and expiration date. Any cancellation of this Exchange Offer will be treated, for all purposes, as if no offer to exchange was ever made.  See Section 14 “This Exchange Offer – Extension of Exchange Offer; Termination; Amendment.”

8.	What if I have questions about this Exchange Offer or I need additional copies of this Offer to Exchange or any documents attached to or referred to in this Exchange Offer?

You should direct questions about this Exchange Offer or requests for assistance (including requests for additional copies of any documents relating to this Exchange Offer) by email to tmorosyuk@mannatech.com or by calling Tatiana Morosyuk at (972) 471-7207.

9. Will my participation in the Exchange Offer affect my eligibility to receive future stock option grants?

Participation or non-participation in the Exchange Offer will have no effect on your consideration for future stock option grants. Your eligibility is determined under the terms and conditions of the 2008 Plan.

B. PARTICIPATION AND ELIGIBILITY QUESTIONS

10. Who can participate in the Exchange Offer?

You are eligible to participate in this Exchange Offer if you meet ALL of the following criteria:

•
You are a Board Member, consultant or a full or part-time employee of the Company or any of its subsidiaries (including executive officers) on the date this Exchange Offer commences and remain a Board Member, consultant or employee through the date the Replacement Options are granted.

•	You hold one or more Eligible Options.

See Section 1 “This Exchange Offer – Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer.”

11.	What happens to my Replacement Options if my employment or service with the Company or any of its subsidiaries terminates after the end of the Offering Period?

If your employment or service terminates after the end of the Offering Period (as defined below) of the Exchange Offer, any Replacement Options will not continue to vest and any unvested portion will be cancelled as of the date of termination (excluding any notice period that may be required under applicable law). Any vested and unexercised portion of the Replacement Options will generally be exercisable for thirty days after termination (or one year if your termination was on account of your disability or death), as is the case today.  You should not view this Exchange Offer or the Company’s acceptance of your election to voluntarily participate in the Exchange Offer as a promise by the Company to continue your employment.

C. DETAILS OF THE EXCHANGE OFFER QUESTIONS

12. When is the period during which Eligible Optionholders can exchange their Eligible Options?

The Exchange Offer will be open from July 16, 2010 until the Expiration Date which is scheduled to be 8:00 a.m. Central Time on August 13, 2010 (the “Expiration Date”), unless this period is extended by the Company (the “Offering Period”).  See Section 1 “This Exchange Offer – Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer.”

13. What is the deadline to elect to participate in the Exchange Offer?

Currently, this Exchange Offer is scheduled to expire at 8:00 a.m. Central Time on August 13, 2010, unless this Exchange Offer is extended by us.  Although we do not currently intend to do so, we may, in our sole discretion, extend the Offering Period of this Exchange Offer at any time.  If we extend this Exchange Offer, we will publicly announce the extension and the new Expiration Date no later than 9:00 a.m. Central Time on the next business day after the last previously scheduled or announced Expiration Date.  Once we confirm the expiration of the Exchange Offer, no exceptions will be made.  See Section 14 “This Exchange Offer–Extension of Exchange Offer; Termination; Amendment” for more information.

14. Are there any differences between Replacement Options and previously granted Eligible Options?

Yes. The Replacement Options will be issued under the 2008 Plan, as amended by the Amendment.  Furthermore, each Replacement Option will represent the right to purchase fewer shares at a lower exercise price per share than the Eligible Option for which it is exchanged.  The Exercise Price of the Replacement Option will be equal to the closing price of our Common Stock on NASDAQ on the first trading day following the Exchange Offer’s Expiration Date, when the Replacement Options will be granted (currently expected to be August 16, 2010, except that in the case of a Replacement Option intended to qualify as an incentive stock option granted to a beneficial owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any related company (a “ten percent shareholder”), the Exercise Price will be equal to 110% of the closing price of our Common Stock on the first trading day following the Exchange Offer’s Expiration Date.  In addition, the vesting schedule of the Replacement Options will be reset to reflect the grant date of the Replacement Options.  See Question 21 below.

For more information, see Section 8 “This Exchange Offer–Source and Amount of Consideration; Terms of Replacement Options” and Section 13 “This Exchange Offer–Material United States Tax Consequences.”

15. Will my Replacement Options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

The Replacement Options will generally be of the same type (for U.S. federal income tax purposes) as the Eligible Options you tender for exchange.  If the Eligible Option you tender for exchange is a nonstatutory stock option, the Replacement Option you receive in its place will likewise be a nonstatutory stock option.  If the Eligible Option you tender for exchange is an incentive stock option, the Replacement Option you receive in its place will likewise be an incentive stock option to the maximum extent permitted by law.  Note, however, that to the extent that the aggregate fair market value (determined as of the Replacement Option Grant Date) of the shares of our Common Stock subject to your incentive stock options that become exercisable during any calendar year exceeds $100,000, such excess portion will not constitute an incentive stock option and will instead be treated as a nonstatutory stock option.

You should also note that to receive favorable tax treatment for incentive stock options, the shares subject to the Replacement Option must be held more than two years after the Replacement Option Grant Date and more than one year after you exercise the Replacement Option.  Because the Replacement Options will be deemed a completely new grant for purposes of the incentive stock option rules, employees will not receive any credit for the time during which they held their exchanged Eligible Options.  As a result, for the replacement incentive stock options to be eligible for favorable U.S. federal tax treatment you must wait to sell any shares you receive upon exercise of your replacement incentive stock option until the passage of more than two years from the Replacement Option Grant Date and more than one year after you exercise the Replacement Option.  If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the Replacement Option shares over the exercise price of the Replacement Option will be treated as long-term capital gain.

We recommend that you read the tax discussion in Section 13 of this Offer to Exchange and discuss the personal tax consequences of nonstatutory stock options and incentive stock options with your personal tax advisor.

16. How many shares will I be able to purchase if I exercise a Replacement Option?

The total number of shares you will be able to purchase if you exercise a Replacement Option in full is based on the applicable Exchange Ratio and will be set forth in the individualized Election Form bearing your name, which accompanies this offering memorandum.  The number of shares you will be able to purchase on any given date will depend on the Eligible Option’s vesting schedule and its expiration date, which will be set forth in the grant documents for the Replacement Options.

17. How was the number of shares I will be entitled to purchase pursuant to a Replacement Option determined?

The number of shares you will be entitled to purchase pursuant to a Replacement Option was determined as follows:

•	dividing (i) the number of shares you would have been entitled to purchase pursuant to the Eligible Option you exchanged for the Replacement Option by (ii) the applicable Exchange Ratio; and

•	rounding the resulting number to the nearest whole number.

18. Why isn’t the Exchange Ratio simply one-for-one?

The Exchange Program is intended to balance the interests of both employees and non-employee shareholders. The Exchange Ratios selected for the Exchange Program will decrease the total number of options outstanding and will benefit shareholders by decreasing potential shareholder dilution.

19. What does it mean to exchange on a “grant-by-grant” basis?

Eligible Options will be surrendered on a grant-by-grant basis in exchange for a lesser amount of Replacement Options with a lower exercise price. Generally, when we grant stock options to employees, the stock option “grant” will have more than one underlying stock option. For example, an employee might receive a stock option grant with 100 underlying stock options. All 100 stock options would have been granted on the same date with the same exercise price. When we state that employees will be permitted to exchange Eligible Options for Replacement Options on a grant-by-grant basis, that means that you can elect to exchange either all or none of the underlying stock options of a particular grant. Using the example of a stock option grant with 100 underlying stock options, assuming the stock options were Eligible Options, you could elect to surrender either none or all of the stock option grant (i.e., all 100 stock options) in exchange for a grant with a lesser amount of Replacement Options and with a lower exercise price.

20. What are the vesting terms for Replacement Options?

None of the Replacement Options will be vested on the date of grant.  Replacement Options exchanged for Eligible Options will vest in three equal annual installments beginning 12 months after the grant date.  See Section 8 “This Exchange Offer ― Source and Amount of Consideration; Terms of Replacement Options.”

21. Why is the Company extending the vesting period of exchanged options?

We have designed this Exchange Offer to create value for Eligible Optionholders and provide the Company with an effective employee retention tool.  Consistent with our approach to all new equity grants to our employees, we are resetting the vesting terms to the Replacement Option Grant Date, which will allow these Replacement Options to also serve as a retention tool.  See Section 2 “This Exchange Offer – Purpose of This Exchange Offer.”

22.	What happens if, after the Replacement Option Grant Date, my Replacement Options end up being “out-of-the-money”?

We can provide no assurance as to the possible price of our Common Stock at any time in the future. We do not anticipate offering optionholders another opportunity to exchange “out-of-the-money” options for Replacement Options in the future.

23. If I participate in this Exchange Offer, when will I receive the Replacement Options?

We expect the Replacement Option Grant Date will be August 16, 2010.  We will distribute new stock option award agreements promptly following the Replacement Option Grant Date.  See Section 5 “This Exchange Offer – Acceptance of Eligible Options for Exchange; Issuance of Replacement Options.”

D. DECISION TO EXCHANGE

24. How should I decide whether or not to exchange my Eligible Options for Replacement Options?

We are not making any recommendation as to whether you should or should not participate in the Exchange Offer.  You should speak to your own personal legal counsel, accountant, tax advisor or financial advisor for further advice.  No one from the Company is, or will be, authorized to provide you with additional information in this regard.  Please also review the “Risk Factors” that appear after this Summary Term Sheet.

25.	How many Replacement Options will I get if I choose to participate?

The number of Replacement Options you will be eligible to receive is determined based on the Exchange Ratios described below. We determined the Exchange Ratios by first calculating the fair values of the Eligible Options and the Replacement Options using a Black-Scholes option pricing model.  The model uses the following assumptions to estimate fair value: the closing price of our Common Stock on June 18, 2010 ($2.46), the option exercise price, a 0.00% dividend yield, historical stock price volatility for each option, risk free interest rates for each option, the option’s remaining contractual term and the option’s estimated remaining life of four and a half years.  In determining the Exchange Ratios, Replacement Options are targeted to provide value that is, in the aggregate, not greater than the fair value of the Eligible Options and minimizes incremental compensation expense to the Company.

Depending on the assumptions used to value your Eligible Options and Replacement Options, it is possible a Black-Scholes valuation of your Replacement Options may be more or less than a Black-Scholes valuation of your Eligible Options. This also is possible under the Exchange Ratios.  The Exchange Ratios were established as of June 18, 2010, prior to the commencement of the Exchange Offer.  The actual Black-Scholes value of the Eligible Options and the Replacement Options cannot be known until the close of the Exchange Offer on August 13, 2010.  Accordingly, it is important for you to evaluate this offer based on your assessment of the Company’s future stock price, the specific options you currently hold and other applicable risk factors.

26. Do I have to participate in this Exchange Offer?

No. Your participation in this Exchange Offer is completely voluntary.  If you choose not to participate, you will keep any Eligible Options, you will not receive any Replacement Options under the Exchange Offer, and no changes will be made to the terms of your Eligible Options as a result of this Exchange Offer.  See Section 8 “This Exchange Offer – Source and Amount of Consideration; Terms of Replacement Options.”

27. How do I participate in the Exchange Offer?

At any time before the Exchange Offer closes, Eligible Optionholders may exchange, or tender, Eligible Options for Replacement Options to be issued at a new exercise price equal to the closing price of our Common Stock on the Replacement Option Grant Date (or 110% of such closing price in the case of incentive stock options granted to a ten percent shareholder).

If you wish to participate in this Exchange Offer by validly tendering for exchange your Eligible Options, an individualized Election Form is included with this Offer to Exchange.  To validly tender for exchange your Eligible Options, you must deliver your completed Election Form to the Company:

•	by regular mail, courier or hand delivery to Mannatech, Incorporated, 600 South Royal Lane, Suite 200, Coppell, TX 75019, Attn: Tatiana Morosyuk;

•	by facsimile to (972) 471-7319; or

•	by scanning the completed Election Form to a PDF and e-mailing to tmorosyuk@mannatech.com.

Election Forms should not be sent via inter-office mail.

To participate in this Exchange Offer, your completed Election Form must be received by us no later than 8:00 a.m. Central Time on August 13, 2010, unless this Exchange Offer is extended or delayed in accordance with its terms.  This is a one-time offer, and we will strictly enforce the deadlines.  If you miss this deadline, you will not be permitted to participate in this Exchange Offer and each stock option currently held by you will remain intact with its original exercise price and with its other original terms.

To make this election, you will need to agree to all of the terms and conditions of the Exchange Offer as set forth in this document, the Election Form and any other offer documents.  You do not need to return your stock option agreements relating to any tendered Eligible Options.  See Section 3 “This Exchange Offer–Procedures for Tendering Eligible Options” for more information.

If you have any questions about the election process, please send an e-mail to tmorosyuk@mannatech.com.  You may also call Tatiana Morosyuk at (972) 471-7207.

28. Must I submit my Eligible Option grant documents with my Election Form?

No.  You do not need to submit any option grant documents in order to tender Eligible Options for exchange.  See Section 3 “This Exchange Offer – Procedures for Tendering Eligible Options.”

29.	How will I know the Company received my Election Form or a replacement Election Form if I withdraw or otherwise change my election?

You will receive a confirmation by e-mail after we receive your completed Election Form or replacement Election Form. If you do not receive a confirmation, please call Tatiana Morosyuk at (972) 471-7207 or send an e-mail to  tmorosyuk@mannatech.com.  It is your responsibility to ensure that we receive your election to participate and/or withdraw before the Expiration Date.  See Section 3 “This Exchange Offer – Procedures for Tendering Eligible Options.”

30. How will I know my options were exchanged?

If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Exchange Offer.  The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares of our Common Stock you are entitled to purchase with your Replacement Options, the Replacement Option Grant Date, the vesting schedule of the Replacement Options, the expiration date of the Replacement Options and the per share exercise price of the Replacement Options.  See Section 5 “This Exchange Offer – Acceptance of Eligible Options for Exchange; Issuance of Replacement Options.”

31. Is the Company required to accept my Eligible Options for exchange?

We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  Otherwise, we will accept Eligible Options properly and timely tendered for exchange that are not validly withdrawn.  Subject to our rights to extend, terminate and amend this Exchange Offer, we currently expect that we will accept, promptly after the expiration of this Exchange Offer, all Eligible Options properly tendered for exchange that are not validly withdrawn.  See Section 3 “This Exchange Offer – Procedures for Tendering Eligible Options” and Section 14 “This Exchange Offer – Extension of Exchange Offer; Termination; Amendment.”

32.	What happens to my Eligible Options if I elect not to participate in this Exchange Offer or if I do not make a valid election to participate in the Exchange Offer by the deadline?

If we do not receive your election to participate in the Exchange Offer by the deadline, or you do not elect to participate in the Exchange Offer by the deadline, then all your Eligible Options will remain outstanding subject to their original terms including the existing exercise price, vesting schedule and expiration date. In such case, this Exchange Offer will have no effect on your Eligible Options.  If you prefer not to exchange your Eligible Options, you do not need to do anything.  See Section 3 “This Exchange Offer – Procedures for Tendering Eligible Options.”

33. If I have Eligible Options from different grant dates, may I elect to exchange one grant but not the others?

Yes.  If you were issued Eligible Options from more than one particular grant date, you may make a separate election for each grant. If you elect to tender an Eligible Option for exchange, you must exchange the entire unexercised portion of that grant. Partial exchanges of a grant are not permitted.

34. May I select which portion of an Eligible Option from a particular grant date to exchange?

No.  If you choose to exchange any of your Eligible Options from a particular grant date, you must exchange all of your Eligible Options from that particular grant date.  See Section 1 “This Exchange Offer – Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer.”

35. Can I exchange stock options that I have already exercised?

No. This Exchange Offer applies only to outstanding Eligible Options.  A stock option that has been fully exercised is no longer outstanding.  See Section 1 “This Exchange Offer – Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer.”

36. If I exchange my Eligible Options for Replacement Options, am I giving up my rights to the Eligible Options?

Yes. When we accept your Eligible Options for exchange, they will be cancelled and you will no longer have any rights to them. They will be replaced with the Replacement Options.  See Section 5 “This Exchange Offer – Acceptance of Eligible Options for Exchange; Issuance of Replacement Options.”

37. How do I withdraw my election to participate or change my election to participate?

If you elect to surrender Eligible Options and later change your mind, you may withdraw your surrendered Eligible Options by notifying us of your election to withdraw such options before the Exchange Offer expires.  To notify of us of your withdrawal, you must request a Notice of Withdrawal and submit it to the Company in the same manner set forth in the answer to Question 28, and we must receive the Notice of Withdrawal before the expiration of this Exchange Offer currently scheduled for 8:00 a.m. Central Time on August 13, 2010.  It is your responsibility to confirm that we have received your Notice of Withdrawal before the expiration of this Exchange Offer.

Once you have withdrawn Eligible Options, you may again surrender such options only by following the procedures for properly surrendering Eligible Options as discussed in Question 28.

If you miss the deadline for notifying us of your withdrawal election but remain an Eligible Optionholder, we will cancel and exchange any previously surrendered Eligible Options exchanged pursuant to the Exchange Offer.

Section 4 “This Exchange Offer – Withdrawal Rights.”

E. TAX QUESTIONS

38. Will I owe taxes if I exchange my Eligible Options in this Exchange Offer?

Based on current U.S. law, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange or on the Replacement Option Grant Date. However, if your Replacement Options are nonstatutory stock options, as is the case with existing nonstatutory stock options, you generally will have taxable income equal to the amount by which the fair market value of the shares of Common Stock exceeds the aggregate exercise price paid upon exercise of your Replacement Options, at which time the Company will also generally have a tax withholding obligation. We will require that you satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying Common Stock through a sell-to-cover arrangement, or otherwise, as is done with existing options. You may also have taxable income when you sell the shares issued upon exercise of the Replacement Options.

You will not recognize taxable income upon exercise of a Replacement Option that is an incentive stock option.  However, the amount by which the fair market value of the shares on the exercise date of the Replacement Option exceeds the exercise price will generally constitute an item of adjustment for alternative minimum tax purposes, and may therefore result in alternative minimum tax liability to you.  You may have taxable income when you sell the shares issued upon exercise of the Replacement Option.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this Exchange Offer.  If you are a resident of or subject to the tax laws of another country or more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.  See Section 13 “This Exchange Offer – Material United States Tax Consequences.”

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. This list and the risk factors set forth under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC, highlight the material risks of participating in this Exchange Offer. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in this Exchange Offer.  In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in this Exchange Offer, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you.

In addition, this Offer to Exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  Such forward-looking statements made in connection with this Exchange Offer are not subject to the safe harbor protections under such Act.  These forward-looking statements include, but are not limited to, discussions regarding industry outlook and our expectations regarding the performance of our business, our future liquidity and capital resource needs, our strategic plans and objectives and our intent to consummate this Exchange Offer and satisfy the other conditions of this Exchange Offer.  When used in this Offer to Exchange, the words “believe,” “may,” “will,” “anticipate,” “estimate,” “continue,” “forecast,” “seek,” “should,” “schedule,” “expect,” “intend,” “project,” “plans” and similar expressions and the use of future dates are intended to identify forward-looking statements.  We caution that risk factors below as well as those in our SEC filings could cause our actual results to differ materially from those estimated or predicted in the forward-looking statements.

The following discussion should be read in conjunction with the summary financial statements included in Section 9 of this Offer to Exchange as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Forms 10-K, 10-Q and 8-K.  We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speaks only as of the date hereof.

Risks Related to This Exchange Offer

The Exchange Ratios used in determining the number of Replacement Options you will be eligible to receive for your Eligible Options takes into account a number of factors and assumptions, and as such, the actual value of your Replacement Options may be more or less than the value of your Eligible Options.  Furthermore, the value of your Replacement Options cannot be determined until the close of the Exchange Program.

The number of Replacement Options that you will be eligible to receive has been determined based on an Exchange Ratio.  We determined the Exchange Ratio by first calculating the fair values of the Eligible Options and the Replacement Options using a Black-Scholes option pricing model.  Existing valuation models, including variations of the Black-Scholes model, may not provide reliable measures of the values of our stock-based compensation, including with respect to the Exchange Program.  There currently is no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from the Black-Scholes option pricing model used, in part, to determine the Exchange Ratio, nor is there a means to compare and adjust the estimates to actual values.

The Black-Scholes model we used takes into account the following assumptions to estimate fair value: the closing price of our Common Stock on June 18, 2010 ($2.46), the option exercise price, a 0.00% dividend yield, historical stock price volatility for each option, risk free interest rates for each option, the option’s remaining contractual term and the option’s estimated remaining life of four and a half years.  In determining the Exchange Ratios, Replacement Options are targeted to provide value that is, in the aggregate, not greater than the fair value of the Eligible Options and minimizes incremental compensation expense to the Company.

Depending on the assumption used to value your Eligible Options and Replacement Options, it is possible a Black-Scholes valuation of your Replacement Options may be more or less than a Black-Scholes valuation of your Eligible Options.  This also is possible under the Exchange Ratios.  The Exchange Ratios were established as of June 18, 2010, prior to the commencement of the Exchange Period.  The actual Black-Scholes value of the Eligible Options and Replacement Options cannot be known until the close of the Exchange Program on August 13, 2010.  Accordingly, it is important for you to evaluate this offer based on your assessment of the Company's future stock price, the specific options your currently hold and other applicable risk factors.

If the trading price of our Common Stock decreases after the date on which your Replacement Options are granted, you will not be able to realize any gain from the exercise of your Replacement Options.

The Exercise Price per share of all Replacement Options will be equal to the closing price of our Common Stock as reported on NASDAQ on the Replacement Option Grant Date, which is expected to be August 16, 2010 (or 110% of the closing price of our Common Stock on the Replacement Option Grant Date in the case of any Replacement Option that is an incentive stock option granted to a ten percent shareholder).  If the trading price of our Common Stock decreases after the Replacement Option Grant Date, the Exercise Price of your Replacement Options will be greater than the trading price of our Common Stock and you will not be able to realize any gain from the exercise of your Replacement Options.  The trading price of Common Stock has been volatile and there can be no assurance that the price of our Common Stock will increase after the Replacement Option Grant Date.

Replacement Options will be subject to vesting requirements, and you generally will not be able to exercise any unvested Replacement Options if your employment with the Company terminates prior to the applicable vesting dates.

The Replacement Options will be subject to a new vesting schedule and will be unvested at the time of the grant regardless of whether your Eligible Options were partly or wholly vested.  The Replacement Options will vest in three equal annual installments beginning 12 months after the grant date.  Vesting is subject to you continuing to be an employee, Board Member or consultant of the Company through each relevant vesting date.  Your participation in the Exchange Program does not provide any guarantee or promise of continued employment with the Company.  You will not be able to exercise any unvested Replacement Options if your employment with the Company terminates for any reason, including the termination of your employment by us with or without cause, prior to the applicable vesting dates.  Therefore, if your Eligible Options are partly or wholly vested, it is possible that your Eligible Options could be economically more valuable than the Replacement Options granted pursuant to the Exchange Program.

If the trading price of our Common Stock increases in the future, your Eligible Options might be worth more than the Replacement Options that your receive under the Exchange Program.

Because the Exchange Program is not based on a one-for-one exchange ratio, it is possible that in the future your Eligible Options could be economically more valuable than the Replacement Options granted pursuant to the Exchange Program.  For example, if you exchange an option exercisable for 1,000 shares with an exercise price of $7.98 per share and a remaining term of seven  years, you will receive a Replacement Option exercisable for 541 shares.  Assume, for illustrative purposes only, that the exercise price of your Replacement Option is $2.50 per share and that in seven years the trading price of our Common Stock has increased to $15.00 per share.  Under this example, if you had retained your Eligible Options and sold the shares subject to the options at $15.00 per share, you would have realized a pre-tax gain of $7,020.  If you had exchanged your options and sold the shares subject to your Replacement Options, however, you would realize a pre-tax gain of only $6,763

If the share reserve under our 2008 Plan is insufficient to cover all Replacement Options, Eligible Optionholders may not be able to exchange all their Eligible Options in the Exchange Program.

There is a risk that Eligible Optionholders will be unable to exchange all of their Eligible Options submitted for exchange in the event that the 2008 Plan does not have a sufficient number of shares available to grant Replacement Options due to an insufficient number of Eligible Options, which were granted pursuant to the 2000 Plan and 2008 Plan, being tendered for exchange.

In the event of certain strategic transactions or other corporate acts, your Eligible Options might be worth more than the Replacement Options that you receive under the Exchange Program.

A transaction involving the Company, such as a merger, a spin-off, stock split, rights offering, or other transaction or corporate act, could have a substantial effect on our stock price, including significantly increasing or decreasing the price of our Common Stock.  Depending on the structure and terms of this type of transaction, Eligible Optionholders who elect to participate in the Exchange Program might be deprived of some of the benefit of the appreciation in the price of our Common Stock resulting from the merger, spin-off, stock split, rights offering, acquisition, or other transaction or corporate act.  This could result in a greater financial benefit for those Eligible Optionholders who did not participate in the Exchange Program and retained their original options.

We recommend that all Eligible Optionholders who are considering exchanging their Eligible Options meet with their own tax advisors with respect to the local, state, federal, and foreign tax consequences of participating in this Exchange Offer. See Section 13 “This Exchange Offer–Material United States Tax Consequences” for more information about the tax impacts of this Exchange Offer in the United States. If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should consult your own tax advisors to discuss these consequences.

Tax-Related Risks

Employees whose Replacement Options are granted as incentive stock options in this Exchange Offer will be required to restart the measurement periods required to be eligible for favorable tax treatment for any replacement incentive stock options.

In order to receive favorable tax treatment for incentive stock options, the shares subject to the Replacement Option must be held more than two years after the Replacement Option Grant Date and more than one year after you exercise the Replacement Option.  Because the Replacement Option will be deemed a completely new grant for purposes of the incentive stock option rules, employees will not receive any credit for the time during which they held their exchanged Eligible Options.  As a result, in order for the new incentive stock options to be eligible for favorable U.S. federal tax treatment, you must wait to sell any shares you receive upon exercise of your new incentive stock option until the passage of more than two years from the Replacement Option Grant Date and more than one year after you exercise the Replacement Option.  If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the Replacement Option shares over the Exercise Price of the Replacement Option will be treated as long-term capital gain.  For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 13 “This Exchange Offer–Material United States Tax Consequences.”

Note that some of your Eligible Options that are incentive stock options may be exchanged for Replacement Options that are nonstatutory stock options.  For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 13 of the Offer to Exchange.

Even if they choose not to participate in this Exchange Offer, employees may be required to restart the measurement periods required to be eligible for favorable tax treatment for their existing Eligible Options that are incentive stock options.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two years after the grant date and for more than one year after the date of exercise.  We do not expect that the Exchange Offer will affect the eligibility for favorable tax treatment under U.S. tax laws of any incentive stock options that are not tendered for exchange.  Thus, if you do not tender your Eligible Option, the holding periods should continue to be measured from your original option grant date.

The Exchange Offer currently is expected to remain open for 28 calendar days.  However, if we extend the Exchange Offer so that it remains open for 30 or more calendar days, then any Eligible Options that are incentive stock options that you do not exchange will nonetheless be deemed modified, and the holding period for such options will restart.  As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any shares received upon exercise of those incentive stock options until more than two years from the date this Exchange Offer commenced on July 16, 2010, and more than one year after the date you exercise those incentive stock options.  For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 13 “This Exchange Offer–Material United States Tax Consequences.”

Risks Related to the Nature and Operation of Our Business

The following risk factors should be considered in evaluating our business and future prospects:

If we are unable to attract and retain independent associates, our business may suffer.

Our future success depends largely upon our ability to attract and retain a large active base of independent associates and members who purchase our packs and products. We cannot give any assurances that the productivity of our independent associates will continue at their current levels or increase in the future. Several factors affect our ability to attract and retain a significant number of independent associates and members, including:

•	on-going motivation of our independent associates;

•	general economic conditions;

•	significant changes in the amount of commissions paid;

•	public perception and acceptance of the wellness industry;

•	public perception and acceptance of network marketing;

•	public perception and acceptance of our business and our products, including any negative publicity;

•	the limited number of people interested in pursuing network marketing as a business;

•	our ability to provide proprietary quality-driven products that the market demands; and

•	competition in recruiting and retaining independent associates.

The loss of key high-level independent associates could negatively impact our associate growth and our revenue.

As of December 31, 2009, we had approximately 513,000 independent associates and members who purchased our products within the last 12 months, of which 260 occupied the highest associate level under our global compensation plan. These independent associates, together with their extensive networks of downlines, account for substantially all of our revenue. As a result, the loss of a high-level independent associate or a group of leading associates in the independent associates’ networks of downlines, whether by their own choice or through disciplinary actions by us for violations of our policies and procedures, could negatively impact our associate growth and our revenue.

If we incur substantial liability from litigation, complaints, or enforcement actions or incur liabilities or penalties resulting from misconduct by our independent associates, our financial condition could suffer.

Routine enforcement actions and complaints are common in our industry. Although we believe we fully cooperate with regulatory agencies and use various means to address misconduct by our independent associates, including maintaining policies and procedures to govern the conduct of our independent associates and conducting training seminars, it is still difficult to detect and correct all instances of misconduct. Violations of our policies and procedures by our independent associates could lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or foreign regulatory authorities against us and/or our independent associates in each country. Because we have expanded into foreign countries, our policies and procedures for our independent associates differ due to the different legal requirements of each country in which we do business. Any future litigation, complaints, and enforcement actions involving us and/or our independent associates could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our business, profitability, and growth prospects.

Challenges by private parties to the form of our network marketing system could harm our business.

We may be subject to challenges by private parties, including our independent associates and members, to the form of our network marketing system or elements of our business. In the United States, the network marketing industry and regulatory authorities have generally relied on the implementation of distributor rules and policies designed to promote retail sales to protect consumers, prevent inappropriate activities, and distinguish between legitimate network marketing distribution plans and unlawful pyramid schemes. We have adopted rules and policies based on case law, rulings of the FTC, discussions with regulatory authorities in several states, and domestic and global industry standards. Legal and regulatory requirements concerning network marketing systems, however, involve a high level of subjectivity, are inherently fact-based, and are subject to judicial interpretation. Because of this, we can provide no assurance that we would not be harmed by the application or interpretation of statutes or regulations governing network marketing, particularly in any civil challenge by a current or former independent associate or member.

If we are unable to protect our proprietary rights of our products, our business could suffer.

Our success and competitive position largely depends on our ability to protect the following proprietary rights:

•	Our Ambrotose® complex, a glyconutritional dietary supplement ingredient consisting of a blend of monosaccharides, or sugar molecules, used in the majority of our products;

•	The MTech AO Blend®, our proprietary, patent-pending antioxidant used in the Ambrotose AO® complex; and

•	A compound used in our reformulated Advanced Ambrotose® complex that allows for a more potent concentration of the full range of mannose-containing polysaccharides occurring naturally in aloe.

We have filed patent applications for Ambrotose®, Phytomatrix®, and Ambrotose® complex in the United States and certain other countries, and as of December 31, 2009, we had received 47 patents for Ambrotose® complex, five of which were issued in the United States and the remainder in 29 foreign jurisdictions. In addition, we have entered into confidentiality agreements with our independent associates, suppliers, manufacturers, directors, officers, and consultants to help protect our proprietary rights. Nevertheless, we continue to face the risk that our patent applications for each of these products will be denied or that the patent protection we are granted is more limited than originally requested. As a precaution, we consult with outside legal counsel and consultants to help ensure that we protect our proprietary rights. However, our business, profitability, and growth prospects could be adversely affected if we fail to receive adequate protection of our proprietary rights.

Adverse or negative publicity could cause our business to suffer.

Our business depends, in part, on the public’s perception of our integrity and the safety and quality of our products. Any adverse publicity could negatively affect the public’s perception about our industry, our products, or our reputation and could result in a significant decline in our operations and/or the number of our independent associates. Specifically, we are susceptible to adverse or negative publicity regarding:

•	the nutritional supplements industry;

•	skeptical consumers;

•	competitors;

•	the safety and quality of our products and/or our ingredients;

•	regulatory investigations of our products or our competitors’ products;

•	the actions of our independent associates;

•	the direct selling/network marketing industry; and

•	scandals within the industries in which we operate.

On July 5, 2007, the Texas Attorney General filed suit against us, MannaRelief Ministries, Samuel L. Caster, the Fisher Institute, and H. Reginald McDaniel alleging violations of the Texas Deceptive Trade Practices Act and the Texas Food, Drug and Cosmetic Act. On February 26, 2009, we reached an agreement with the Texas Attorney General’s office settling an enforcement action that was filed in July 2007 against us, our former Chief Executive Officer and Chairman of the Board, Samuel L. Caster, and others, alleging violations of the Texas Deceptive Trade Practices Act and the Texas Food, Drug and Cosmetic Act. Without admitting any wrongdoing, we agreed to refund up to $4 million to members only who purchased Company products between September 1, 2002 and August 1, 2007, and to pay $2 million to cover fees and expenses of Texas regulators. The settlement does not include any fine or penalty against the Company. We have also taken a number of actions to address concerns raised by the Texas Attorney General’s action. Although the matter has been resolved, the lawsuit created a substantial amount of adverse publicity that may have had and may continue to have a negative impact on our business.

If we are exposed to product liability claims, we may be liable for damages and expenses, which could affect our overall financial condition.

We could face financial liability due to certain product liability claims if the use of our products results in significant loss or injury. We make no assurances that we will not be exposed to any substantial future product liability claims. Such claims may include claims that our products contain contaminants, that we provide our independent associates and consumers with inadequate instructions regarding product use, or that we provide inadequate warnings concerning side effects or interactions of our products with other substances. We believe that our suppliers and manufacturers maintain adequate product liability insurance coverage. However, a substantial future product liability claim could exceed the amount of insurance coverage or could be excluded under the terms of an existing insurance policy, which could adversely affect our overall future financial condition.

In recent years a discovery of Bovine Spongiform Encephalopathy, or BSE, which is commonly referred to as “Mad Cow Disease”, has caused concern among the general public. As a result, some countries have banned the importation or sale of products that contain bovine materials sourced from locations where BSE has been identified. We have certain products that use a beef-based gelatin capsule. All of our gelatin capsules are currently produced in the United States or in Australia, which are considered BSE-free countries, although a few cases of BSE have been identified in the United States. Nonetheless, in 2006, we voluntarily began to switch most of our production to utilize non-bovine gelatin capsules that are vegetable-based rather than beef-based. However, future government action could require companies to use vegetable-based capsules or other capsules, and if required, the costs of vegetable-based or other capsules could increase our costs as compared to the costs of bovine-based capsules. The higher costs could affect our financial condition, results of operations, and our cash flows.

If our outside suppliers and manufacturers fail to supply products in sufficient quantities and in a timely fashion, our business could suffer.

Outside manufacturers make all of our products. Our profit margins and timely product delivery are dependent upon the ability of our outside suppliers and manufacturers to supply us with products in a timely and cost-efficient manner. Our ability to enter new markets and sustain satisfactory levels of sales in each market depends on the ability of our outside suppliers and manufacturers to produce the ingredients and products and to comply with all applicable regulations. As a precaution, we have approved alternate suppliers and manufacturers for our products. However, the failure of our primary suppliers or manufacturers to supply ingredients or produce our products could adversely affect our business operations.

We believe we have dependable suppliers for all of our ingredients and that we have identified alternative sources for all of our ingredients except Arabinogalactan, which is an important component used in the formulation of our Ambrotose® complex. If our suppliers are unable to perform, any delay in replacing or substituting such ingredients could affect our business.

The supplier of one of our major product components announced in February 2009 that its processing facility was closed and manufacturing of the component would cease. Mannatech maintains inventory of this component and believes that its needs for the next twelve months are covered by such inventory. Alternate sources of supply for this component have been identified, but failure to secure another source of supply will adversely affect our business operations.

Our inability to develop and introduce new products that gain associate, member, and market acceptance could harm our business.

A critical component of our business is our ability to develop new products that create enthusiasm among our independent associates and members. If we are unable to introduce new products planned for introduction, our associate productivity could be harmed. In addition, if any new products fail to gain market acceptance, are restricted by regulatory requirements or have quality problems, this would harm our results of operations. Factors that could affect our ability to continue to introduce new products include, among others, government regulations, the inability to attract and retain qualified research and development staff, the termination of third-party research and collaborative arrangements, proprietary protections of competitors that may limit our ability to offer comparable products, and the difficulties in anticipating changes in consumer tastes and buying preferences.

Our failure to appropriately respond to changing consumer preferences and demand for new products or product enhancements could significantly harm our relationship with independent associates and members product sales, as well as our financial condition and operating results.

Our business is subject to changing consumer trends and preferences, including rapid and frequent changes in demand for products, new product introductions, and enhancements. Our failure to accurately predict these trends could negatively impact consumer opinion of our products, which in turn could harm our independent associate and member relationships and cause the loss of sales. The success of our new product offerings and enhancements depends upon a number of factors, including our ability to:

•	accurately anticipate consumer needs;

•	innovate and develop new products or product enhancements that meet these needs;

•	successfully commercialize new products or product enhancements in a timely manner;

•	price our products competitively;

•	manufacture and deliver our products in sufficient volumes and in a timely manner; and

•	differentiate our product offerings from those of our competitors.

If we do not introduce new products or make enhancements to meet the changing needs of our members in a timely manner, some of our products could be rendered obsolete, which could negatively impact our revenues, financial condition, and operating results.

The global nutrition industry is intensely competitive and the strengthening of any of our competitors could harm our business.

The global nutrition industry is intensely fragmented and competitive. We compete for independent associates with other network marketing companies outside the global nutrition industry. Many of our competitors have greater name recognition and financial resources, which may give them a competitive advantage. Our competitors may also be able to devote greater resources to marketing, promotional, and pricing campaigns that may influence our continuing and potential independent associates and members to buy products from competitors rather than from us. Such competition could adversely affect our business and current market share.

A downturn in the economy has affected consumer purchases of discretionary items such as the health and wellness products that we offer, which could continue to have an adverse effect on our business, financial condition, profitability and cash flows.

We appeal to a wide demographic consumer profile and offer a broad selection of health and wellness products. A downturn in the economy has adversely impacted consumer purchases of discretionary items such as health and wellness products. During calendar years 2008 and 2009, the United States and global economies slowed dramatically as a result of a variety of serious problems, including turmoil in the credit and financial markets, concerns regarding the stability and viability of major financial institutions, the state of the housing markets and volatility in worldwide stock markets. Given the significance and widespread nature of these nearly unprecedented circumstances, the U.S. and global economies could remain significantly challenged in a recessionary state for an indeterminate period of time. These economic conditions could cause many of our existing and potential associates to delay or reduce purchases of our products for some time, which in turn could continue to harm our business by adversely affecting our revenues, results of operations, cash flows and financial condition. We cannot predict the duration of these economic conditions or the impact they will have on our consumers or business.

If our network marketing activities do not comply with government regulations, our business could suffer.

Many governmental agencies regulate our network marketing activities. A government agency’s determination that our business or our independent associates have significantly violated a law or regulation could adversely affect our business. The laws and regulations regulating network marketing generally intend to prevent fraudulent or deceptive schemes. Our business faces constant regulatory scrutiny due to the interpretive and enforcement discretion given to regulators, periodic misconduct by our independent associates, adoption of new laws or regulations, and changes in the interpretation of new or existing laws or regulations. In July 2007, the Texas Attorney General filed suit against us, MannaRelief Ministries, Samuel L.Caster, the Fisher Institute, and H. Reginald McDaniel alleging violations of the Texas Deceptive Trade Practices Act and the Texas Food, Drug and Cosmetic Act. On February 26, 2009, we reached an agreement with the Texas Attorney General’s office settling the enforcement action. Without admitting any wrongdoing, we have agreed to refund up to $4 million to members who purchased Company products between September 1, 2002 and August 1, 2007, and to pay $2 million to cover fees and expenses of Texas regulators. The settlement does not include any fine or penalty against the Company. We have also made and agreed to make certain corporate governance changes required by the Texas Attorney General’s office and agreed not to violate certain provisions of the Texas Deceptive Trade Practices Act and Texas Food, Drug and Cosmetic Act. If we are unable to comply fully with the provisions of the settlement, Texas regulators could pursue further remedies that may impact our business.

In addition, in the past and as a result of the industry in which we operate, we have experienced inquiries regarding specific independent associates. We have complied and fully cooperated with all regulatory agencies in connection with such inquiries and are also required by regulatory authorities to disclose any on-going significant regulatory actions.

If government regulations regarding network marketing change or are interpreted or enforced in a manner adverse to our business, we may be subject to new enforcement actions and material limitations regarding our overall business model.

Network marketing is always subject to extensive governmental regulations, including foreign, federal, and state regulations. Any change in legislation and regulations could affect our business. Furthermore, significant penalties could be imposed on us for failure to comply with various statutes or regulations. Violations may result from:

•	misconduct by us or our independent associates;

•	ambiguity in statutes;

•	regulations and related court decisions;

•	the discretion afforded to regulatory authorities and courts interpreting and enforcing laws; and

•	new regulations or interpretations of regulations affecting our business.

If we violate governmental regulations or fail to obtain necessary regulatory approvals, our operations could be adversely affected.

Our operation is subject to extensive laws, governmental regulations, administrative determinations, court decisions, and similar constraints at the federal, state, and local levels in our domestic and foreign markets. These regulations primarily involve the following:

•	the formulation, manufacturing, packaging, labeling, distribution, importation, sale, and storage of our products;

•	the health and safety of dietary supplements, cosmetics and foods;

•	trade practice laws and network marketing laws;

•	our product claims and advertising by our independent associates;

•	our network marketing system;

•	pricing restrictions regarding transactions with our foreign subsidiaries or other related parties and similar regulations that affect our level of foreign taxable income;

•	the assessment of customs duties;

•	further taxation of our independent associates, which may obligate us to collect additional taxes and maintain additional records; and

•	export and import restrictions.

Any unexpected new regulations or changes in existing regulations could significantly restrict our ability to continue operations, which could adversely affect our business. For example, changes regarding health and safety, and food and drug regulations for our nutritional products could require us to reformulate our products to comply with such regulations.

In some foreign countries, nutritional products are considered foods, while other countries consider them drugs. Future health and safety, or food and drug, regulations could delay or prevent our introduction of new products or suspend or prohibit the sale of existing products in a given country or marketplace. In addition, if we expand into other foreign markets, our operations or products could also be affected by the general stability of foreign governments and the regulatory environment relating to network marketing and our products. If our products are subject to high customs duties, our sales and competitive position could suffer as compared to locally produced goods. Furthermore, import restrictions in certain countries and jurisdictions could limit our ability to import products from the United States.

Increased regulatory scrutiny of nutritional supplements as well as new regulations that are being adopted in some of our markets with respect to nutritional supplements could result in more restrictive regulations and harm our results if our supplements or advertising activities are found to violate existing or new regulations or if we are not able to effect necessary changes to our products in a timely and efficient manner to respond to new regulations.

There has been an increasing movement in the United States and other markets to increase the regulation of dietary supplements, which will impose additional restrictions or requirements. In several of our markets, new regulations have been adopted or are likely to be adopted in the near-term that will impose new requirements, make changes in some classifications of supplements under the regulations, or limit the claims we can make. In addition, there has been increased regulatory scrutiny of nutritional supplements and marketing claims under existing and new regulations. In Europe for example, we are unable to market supplements that contain ingredients that have not been previously marketed in Europe (“novel foods”) without going through an extensive registration and approval process. Europe is also expected to adopt additional regulations in the near future to set new limits on acceptable levels of nutrients. The FDA has implemented GMPs for the US nutritional supplement industry. Our operations could be harmed if new regulations require us to reformulate products or effect new registrations, if regulatory authorities make determinations that any of our products do not comply with applicable regulatory requirements, or if we are not able to effect necessary changes to our products in a timely and efficient manner to respond to new regulations. In addition, our operations could be harmed if governmental laws or regulations are enacted that restrict the ability of companies to market or distribute nutritional supplements or impose additional burdens or requirements on nutritional supplement companies.

If our international markets are not successful, our business could suffer.

We currently sell our products in the international markets of Canada, Australia, the United Kingdom, Japan, New Zealand, the Republic of Korea, Taiwan, Denmark, Germany, South Africa, Singapore, Austria, the Netherlands, Norway, and Sweden. Nonetheless, our international operations could experience changes in legal and regulatory requirements, as well as difficulties in adapting to new foreign cultures and business customs. If we do not adequately address such issues, our international markets may not meet growth expectations. Our international operations and future expansion plans are subject to political, economic, and social uncertainties, including:

•	inflation;

•	the renegotiation or modification of various agreements;

•	increases in custom duties and tariffs;

•	changes and limits in export controls;

•	government regulations and laws;

•	trademark availability and registration issues;

•	changes in exchange rates;

•	changes in taxation;

•	wars and other hostilities; and

•	changes in the perception of network marketing.

Any negative changes related to these factors could adversely affect our business, profitability, and growth prospects. Furthermore, any negative changes in our distribution channels may force us to invest significant time and money related to our distribution and sales to maintain our position in certain international markets.

If our information technology system fails, our operations could suffer.

Like many companies, our business is heavily dependent upon our information technology infrastructure to effectively manage and operate many of our key business functions, including:

•	order processing;

•	supply chain management;

•	customer service;

•	product distribution;

•	commission processing;

•	cash receipts and payments; and

•	financial reporting.

These systems and operations are vulnerable to damage and interruption from fires, earthquakes, telecommunications failures, and other events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Although we maintain an extensive security system and disaster recovery program that was developed under the guidelines published by the National Institute of Standards of Technology, a long-term failure or impairment of any of our information technology systems could adversely affect our ability to conduct day-to-day business.

Currency exchange rate fluctuations could reduce our overall profits.

In 2009 and 2008, we recognized 51.4% and 46.9%, respectively, of our net sales in markets outside of the United States. In preparing our consolidated financial statements, certain financial information is required to be translated from foreign currencies to the United States dollar using either the spot rate or the weighted-average exchange rate. If the United States dollar changes relative to applicable local currencies, there is a risk our reported sales, operating expenses, and net income could significantly fluctuate. We are not able to predict the degree of exchange rate fluctuations, nor can we estimate the effect any future fluctuations may have upon our future operations. To date we have not entered into any hedging contracts or participated in any hedging or derivative activities.

We may be held responsible for certain taxes or assessments relating to the activities of our independent associates, which could harm our financial condition and operating results.

Our independent associates are subject to taxation and, in some instances, legislation or governmental agencies impose an obligation on us to collect taxes, such as value added taxes, and to maintain appropriate tax records. In addition, we are subject to the risk in some jurisdictions of being responsible for social security and similar taxes with respect to our distributors. In the event that local laws and regulations require us to treat our independent distributors as employees, or if our distributors are deemed by local regulatory authorities to be our employees rather than independent contractors we may be held responsible for social security and related taxes in those jurisdictions, plus any related assessments and penalties, which could harm our financial condition and operating results.

Our stock price is volatile and may fluctuate significantly.

The price of our Common Stock is subject to sudden and material increases and decreases. Decreases could adversely affect investments in our Common Stock. The price of our Common Stock and the price at which we could sell securities in the future could significantly fluctuate in response to:

•	broad market fluctuations and general economic conditions;

•	fluctuations in our financial results;

•	future securities offerings;

•	changes in the market’s perception of our products or our business, including false or negative publicity;

•	governmental regulatory actions;

•	the outcome of any lawsuits;

•	financial and business announcements made by us or our competitors;

•	the general condition of the industry; and

•	the sale of large amounts of stock by insiders.

In addition, the stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies. The changes sometimes appear to occur without regard to specific operating performance. The price of our Common Stock in the open market could fluctuate based on factors that have little or nothing to do with us or that are outside of our control.

Certain shareholders, directors, and officers own a significant amount of our stock, which could allow them to influence corporate transactions and other matters.

As of December 31, 2009, our directors, executive officers, and a major shareholder, collectively with their families and affiliates, beneficially owned approximately 40.5% of our total outstanding Common Stock. As a result, if any of these shareholders choose to act together based on their current share ownership, they may be able to control a significant percentage of the total outstanding shares of our Common Stock, which could affect the outcome of a shareholder vote on the election of directors, the adoption of stock option plans, the adoption or amendment of provisions in our articles of incorporation and bylaws, or the approval of mergers and other significant corporate transactions.

We have implemented anti-takeover provisions that may help discourage a change of control.

Certain provisions in our articles of incorporation, bylaws, and the Texas Business Organization Code help discourage unsolicited proposals to acquire our company, even if the proposal may benefit our shareholders. Our articles of incorporation authorize the issuance of preferred stock without shareholder approval. Our board of directors has the power to determine the price and terms of any preferred stock. The ability of our board of directors to issue one or more series of preferred stock without shareholders’ approval could deter or delay unsolicited changes of control by discouraging open market purchases of our Common Stock or a non-negotiated tender or exchange offer for our Common Stock. Discouraging open market purchases may be disadvantageous to our shareholders who may otherwise desire to participate in a transaction in which they would receive a premium for their shares.

In addition, other provisions may also discourage a change of control by means of a tender offer, open market purchase, proxy contest or otherwise. Our charter documents provide for three classes of directors on our board of directors with members of each class serving staggered three year terms. Also, the Texas Business Organization Code restricts, subject to exceptions, business combinations with any “affiliated shareholder.” Any or all of these provisions could delay, deter or help prevent a takeover of our Company and could limit the price investors are willing to pay for our Common Stock.

We are not required to pay dividends, and our board of directors may decide not to declare dividends in the future.

The declaration of dividends on our Common Stock is solely within the discretion of our board of directors, subject to limitations under Texas law stipulating that dividends may not be paid if payment therefore would cause the corporation to be insolvent or if the amount of the dividend would exceed the surplus of the corporation. Our board of directors may decide not to declare dividends or we could be prevented from declaring a dividend because of legal or contractual restrictions. The failure to pay dividends could reduce our stock price. Our board of directors suspended dividends in August 2009. We may not resume payment of dividends in the future.

Concentration Risk

A significant portion of our revenue is derived from our core Ambrotose® complex products which include the Ambrotose® products and Advanced Ambrotose® products. A decline in sales value of such legacy products could have a material adverse effect on our earnings, cash flows, and financial position. Revenue from the core Ambrotose® products were as follows for the years ended December 31, 2009 and 2008 (in thousands, except percentages):

	2009		2008
	Sales by product	% of total net sales	Sales by product	% of total net sales
Advanced Ambrotose®	$65,360	22.6%	$85,980	25.8%
Ambrotose®	25,413	8.8%	33,748	10.1%
Total	$90,773	31.4%	$119,728	35.9%

We are not exposed to customer concentration risk as no single independent associate has ever accounted for more than 10% of our consolidated net sales.

Circumstances and conditions may change. Accordingly, additional risks and uncertainties not currently known, or that we currently deem not material, may also adversely affect our business operations.

THIS EXCHANGE OFFER

SECTION 1.                                Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer

Upon the terms and subject to the conditions of this Exchange Offer, we are making this offer to Eligible Optionholders to exchange their Eligible Options that are properly tendered in accordance with Section 3 “Procedures for Tendering Eligible Options” and not validly withdrawn pursuant to Section 4 “Withdrawal Rights” before the Expiration Date of this Exchange Offer.

Eligible Options

If you properly tender for exchange one or more Eligible Options that are accepted for exchange by us, the exchanged Eligible Options will be cancelled and, subject to the terms of this Exchange Offer, you will be entitled to receive Replacement Options for the Eligible Options you surrender for cancellation and exchange pursuant to this Exchange Offer, as calculated pursuant to the Exchange Ratio.  An Eligible Option that is accepted for exchange will no longer be exercisable after the expiration of the Exchange Offer.  Options will be deemed Eligible Options if they were granted prior to July 16, 2010 and do not (i) have an exercise price at or below $2.46, the average closing sale price of the Common Stock on the NASDAQ Global Market for the twenty five trading days ending on June 22, 2010  or (ii) expire before the closing date of the Exchange Offer.

You will be permitted to exchange your Eligible Options for Replacement Options on a grant-by-grant basis.  No partial exchanges of a stock option grant will be permitted.  If you elect to exchange any Eligible Options from a particular stock option grant, you must exchange the entire outstanding  (i.e. unexercised) portion of that eligible stock option grant.  See Section 3 “Procedures for Tendering Eligible Options.”

We refer to the “Cancellation Date” as the date when Eligible Options that are properly tendered for exchange to the Company and not validly withdrawn and accepted by us pursuant to this Exchange Offer will be cancelled. We expect that the Cancellation Date will be the same date as the Expiration Date and the Replacement Option Grant Date.

Eligible Optionholders

An “Eligible Optionholder” is a member of the board of directors, employee (including executive officers) or consultant of the Company or any of its subsidiaries who holds one or more Eligible Options on the date this Exchange Offer starts.

Replacement Options

Unless prohibited by law or applicable regulations, Eligible Options properly tendered for exchange and not validly withdrawn and accepted by us pursuant to this Exchange Offer will be cancelled and replaced by Replacement Options issued under the 2008 Plan.

The number of Replacement Options you will be eligible to receive is determined based on the Exchange Ratios described below.  We determined the Exchange Ratios by first calculating the values of the Eligible Options and Replacement Options using a Black-Scholes option pricing model.  The model uses the following assumptions to estimate fair value: the closing price of our Common Stock on June 18, 2010 ($2.46), the option exercise price, a 0.00% dividend yield, historical stock price volatility for each option, risk free interest rates for each option, the option’s remaining contractual term and the option’s estimated remaining life of four and a half years.  In determining the final Exchange Ratios, Replacement Options are targeted to provide value that is, in the aggregate, not greater than the fair value of the Eligible Options and minimizes incremental compensation expense to the Company.

Depending on the assumptions used to value your Eligible Options and Replacement Options, it is possible a Black-Scholes valuation of your Replacement Options may be more or less than a Black-Scholes valuation of your Eligible Options.  This also is possible under the Exchange Ratios below.  The Exchange Ratios were established as of June 18, 2010, prior to the commencement of the Exchange Offer.  The actual Black-Scholes value of the Eligible Options and the Replacement Options cannot be known until the close of the Exchange Offer on August 13, 2010.  Accordingly, it is important for you to evaluate this offer based on your assessment of the Company’s future stock price, the specific options you currently hold and other applicable risk factors.

The Exchange Ratios are as follows:

Per Share Exercise Price	Option Expiration Date	Exchange Ratio (Eligible Options to Replacement Options)
$20.64	April 6, 2015	4.000 - to - 1
$17.05	July 14, 2015	3.345 - to - 1
$15.60	February 19, 2017	3.094 - to - 1
$15.13	June 13, 2012	6.704 - to - 1
$15.13	June 13, 2017	3.019 - to - 1
$14.99	November 16, 2016	2.988 - to - 1
$13.82	August 27, 2016	2.791 - to - 1
$12.44	August 30, 2015	2.562 - to - 1
$12.23	January 3, 2016	2.528 - to - 1
$11.21	June 11, 2016	2.361 - to - 1
$ 7.98	September 30, 2017	1.848 - to - 1
$7.46	March 23, 2018	1.767 - to - 1
$7.45	November 5, 2013	2.240 - to - 1
$7.31	September 5, 2017	1.744 - to - 1
$6.39	February 21, 2018	1.602 - to - 1
$6.03	June 18, 2018	1.547 - to - 1
$4.00	May 9, 2011	3.846 - to - 1
$3.81	September 1, 2019	1.207 - to - 1
$3.56	February 23, 2020	1.168 - to - 1
$3.53	February 17, 2019	1.164 - to - 1
$3.49	June 1, 2013	1.325 - to - 1
$3.28	May 11, 2020	1.125 - to - 1
$3.10	December 21, 2019	1.098 - to - 1
$3.00	June 9, 2019	1.082 - to - 1
$2.79	March 1, 2019	1.049 - to - 1
$2.75	November 19, 2013	1.165 - to - 1
$2.69	October 31, 2011	2.105 - to - 1
$2.63	August 22, 2010	2.750 - to - 1
$2.53	November 24, 2018	1.007 - to - 1
$2.50	June 3, 2012	1.232 - to - 1
$2.50	November 19, 2018	1.004 - to - 1

If you hold Eligible Options that you received as separate grants on different dates, a different Exchange Ratio may be applicable for each grant.  For purposes of applying the Exchange Ratio, fractional Replacement Options will be rounded down to the nearest whole share on a grant by grant basis.

For purposes of example only, if you exchange two grants of Eligible Options, one grant exercisable for 1,000 shares with an exercise price of $7.98 per share and one grant exercisable for 1,000 shares with an exercise price of $12.44 per share, you will receive a Replacement Option exercisable for a total of 931 shares.  The Replacement Option would have an exercise price equal to the closing price of our Common Stock on the grant date, vest 1/3 per year on the first, second and third anniversaries of the grant, and would have a term of ten years.  Below is an example of the calculation:

	$7.98 Exercise Price	$12.44 Exercise Price
Existing Eligible Options	1,000	1,000
Exchange Ratio	1.848 – to – 1	2.562 – to – 1
Replacement Options	541	390
Replacement Option Grant 931

Replacement Options will be subject to the terms of the 2008 Plan and a new stock option award agreement between you and the Company. For more details about the 2008 Plan and the Amendment, see Section 8 “Source and Amount of Consideration; Terms of Replacement Options.”  We expect the Replacement Option Grant Date will be August 16, 2010.  If the Expiration Date is extended or delayed, the Cancellation Date and the Replacement Option Grant Date will be similarly extended or delayed.  If the Exchange Offer is terminated by us prior to completion, the Replacement Options will not be granted.

Expiration Date

The Offering Period for this Exchange Offer will start on July 16, 2010 and is scheduled to expire at 8:00 a.m. Central Time on August 13, 2010, unless and until, we, at our sole discretion, extend or delay the period  of time during which the Exchange Offer remains open, subject to compliance with applicable securities laws.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend this Exchange Offer in accordance with applicable legal requirements.  If we materially change the terms of this Exchange Offer we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements.  See Section 14 “Extension of Exchange Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and/or amend this Exchange Offer.

For purposes of this Exchange Offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Time.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS. NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS.  YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OR CONSULTANT OF THE COMPANY OR ANY OF ITS SUBSIDIARIES.  THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION WITH OR WITH OUT CAUSE OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE REPLACEMENT OPTION GRANT DATE OR AFTER THAT DATE.  NOTHING IN THIS EXCHANGE OFFER SHALL BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR CONSIDERATION.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOU CEASE TO BE AN EMPLOYEE, DIRECTOR OR CONSULTANT OF THE COMPANY OR ANY OF ITS SUBSIDIARIES BEFORE THE REPLACEMENT OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR REPLACEMENT OPTIONS, SUBJECT TO CERTAIN EXCEPTIONS PROVIDED IN THE 2008 PLAN AND/OR THE APPLICABLE STOCK OPTION AWARD AGREEMENT.

SECTION 2.                                Purpose of This Exchange Offer

We are making this Exchange Offer to recognize key contributions by our employees and to better align their interests with our shareholders’ interests. Stock options have been, and continue to be, an important part of our incentive compensation and retention programs. Stock options are designed to motivate and reward the efforts of our employees by providing incentives for them to grow long-term shareholder value, and encourage their long-term employment.

We have issued stock options under the Stock Plans as a means of obtaining and retaining the services of the types of employees, consultants and directors who will contribute to the Company’s long range success and to provide incentives that are linked directly to increases in share value which will insure to the benefit of all shareholders of the Company.  However, our board of directors and the Compensation and Stock Option Plan Committee has observed that many of our Board Members and employees (including officers) have outstanding stock options with exercise prices that are significantly higher than the current market price per share of our Common Stock. These stock options are commonly referred to as being “out-of-the money.” As a result, these stock options have little value as either an incentive or retention tool.

This Exchange Offer is intended to address this situation by providing Eligible Optionholders with an opportunity to exchange Eligible Options for Replacement Options.  By making this Exchange Offer, we intend to provide Eligible Optionholders with the opportunity to hold stock options that over time may have a greater potential to increase in value, thereby creating better incentives for such Eligible Optionholders to remain at the Company and contribute to achieving our business objectives.

We believe the Exchange Offer will motivate our employees to achieve future growth. By realigning the exercise prices of previously granted stock options more closely with the current per share market price of our Common Stock, we believe that these stock options will again become important tools to help motivate and retain our existing employees and continue to align their interests with those of our shareholders.  While we hope this Exchange Offer will reduce the current disparity between the per share market price of our Common Stock and the exercise price of outstanding Eligible Options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that, subsequent to the Expiration Date, the per share market price of our Common Stock will increase to a price that is greater than the Exercise Price of the Replacement Options.

Except as indicated in this Exchange Offer, we do not have any present plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the our present indebtedness, capitalization or dividend rate or policy, (iv) any change in our present board of directors or management, (v) any other material change in our corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (viii) the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act; (ix) the acquisition by any person of additional securities of the Company, (x) the disposition of securities of the Company; or (xi) any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

SECTION 3.                                Procedures for Tendering Eligible Options

If you are an Eligible Optionholder, you may tender for exchange your Eligible Options at any time before the Expiration Date. If we extend this Exchange Offer beyond the scheduled Expiration Date, you may tender your Eligible Options at any time until the extended Expiration Date.

You will be permitted to exchange your Eligible Options for Replacement Options on a grant-by-grant basis.  No partial exchanges of a stock option grant will be permitted.  If you elect to exchange any Eligible Options from a particular stock option grant, you must exchange the entire outstanding  (i.e. unexercised) portion of that eligible stock option grant.

Proper Tender of Eligible Options

If you wish to participate in this Exchange Offer by validly tendering for exchange your Eligible Options, an individualized Election Form is included with this Offer to Exchange.  To validly tender for exchange your Eligible Options, you must deliver your completed Election Form to the Company:

•	by regular mail, courier or hand delivery to Mannatech, Incorporated, 600 South Royal Lane, Suite 200, Coppell, TX 75019, Attn: Tatiana Morosyuk;

•	by facsimile to (972) 471-7319; or

•	by scanning the completed Election Form to a PDF and e-mailing to tmorosyuk@mannatech.com.

Election Forms should not be sent via inter-office mail.

To participate in this Exchange Offer, your completed Election Form must be received by us no later than 8:00 a.m. Central Time on August 13, 2010, unless this Exchange Offer is extended or delayed in accordance with its terms.  If you miss this deadline, you will not be permitted to participate in this Exchange Offer and each stock option currently held by you will remain intact with its original exercise price and with its other original terms.

You will receive a confirmation by e-mail after our receipt of your completed Election Form.  If your Eligible Options are properly tendered for exchange, and are not validly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Exchange Offer.  The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares of our Common Stock you are entitled to purchase with your Replacement Options, the Replacement Option Grant Date, the vesting schedule of the Replacement Options, the expiration date of the Replacement Options and the per share exercise price of the Replacement Options.  If you choose not to participate in this Exchange Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions as in effect immediately prior to the Expiration Date.

We will be deemed to have accepted Eligible Options that are validly tendered and not properly withdrawn if and when we give notice to Eligible Optionholders of our acceptance of such Eligible Options promptly following the expiration of the Exchange Offer. We will give notice by issuing a press release promptly after the Expiration Date announcing our decision to accept Eligible Options for exchange and we will confirm acceptance on an individual basis by the final confirmation notice described above.

You do not need to return your stock option award agreements relating to your tendered Eligible Options. They will be automatically cancelled if we accept your Eligible Options for exchange.

If you send your Election Form by registered mail, facsimile transmission, email, courier or hand delivery, you are responsible for keeping your evidence of the date and time of mailing, transmission or shipment. We will not accept requests for participation in the Exchange Offer delivered by any other means. You are responsible for making sure that if you wish to participate in the Exchange Offer that you follow the appropriate steps as directed herein and on the Election Form.

The method of delivery of all documents to us, including the Election Form, is at the election and risk of the electing Eligible Optionholder. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will, in our sole discretion, determine the number of shares of our Common Stock subject to Eligible Options and all questions as to the form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender of, or documentation related to the exchange of, Eligible Options.  We may reject any Eligible Options tendered for exchange to the extent we determine that the Eligible Options were not properly tendered for exchange or that it would be unlawful to accept the tendered Eligible Options.  Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final, conclusive and binding on all parties. This is a one-time offer.  We will strictly enforce this offer period, subject only to any extension of the Expiration Date of the Exchange Offer that we may grant in our sole discretion.  Subject to Rule 13e-4 under the Exchange Act, we reserve the right, in our reasonable discretion, to waive any of the conditions of this Exchange Offer, any defect or irregularity in any tender or withdrawal with respect to any particular Eligible Option or any particular Eligible Optionholder.  If we waive any of the conditions of this Exchange Offer we will do so for all Eligible Optionholders.  No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us.   Neither the Company nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement

Your tender for exchange of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights (as described below) and our acceptance of your tendered Eligible Options in accordance with Section 5 “Acceptance of Eligible Options for Exchange; Issuance of Replacement Options.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between the Company and you on the terms and subject to the conditions of this Exchange Offer.

Subject to our rights to extend, amend, withdraw and terminate this Exchange Offer in accordance with Section 6 “Conditions of This Exchange Offer,” we expect to accept and cancel, promptly following the Expiration Date of the Exchange Offer, all properly tendered Eligible Options that have not been validly withdrawn. You will be required to enter into a new stock option award agreement governing the terms of each Replacement Option issued to you in exchange for your Eligible Options pursuant to this Exchange Offer.

SECTION 4.                                Withdrawal Rights

If you elect to participate in this Exchange Offer as to your Eligible Options and later change your mind, you may withdraw your tendered Eligible Options, and reject this Exchange Offer, only by following the procedure described in this Section 4.

You may withdraw your tendered Eligible Options at any time before the Expiration Date (scheduled for 8:00 a.m. Central Time on August 13, 2010).  If we extend this Exchange Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date.  We intend to accept and cancel properly tendered Eligible Options promptly after the scheduled Expiration Date.

To validly withdraw tendered Eligible Options, you must submit a completed Notice of Withdrawal.  Completed Notices of Withdrawal should be sent to the Company:

•	by regular mail, courier or hand delivery to Mannatech, Incorporated, 600 South Royal Lane, Suite 200, Coppell, TX 75019, Attn: Tatiana Morosyuk;

•	by facsimile to (972) 471-7319; or

•	by scanning the completed Notice of Withdrawal to a PDF and e-mailing to tmorosyuk@mannatech.com.

Notice of Withdrawal should not be sent via inter-office mail.

We must receive the completed Notice of Withdrawal before the Expiration Date.  Providing us with a properly completed Notice of Withdrawal that specifically withdraws all or a portion of your previously tendered Eligible Options and that is submitted in the manner set forth above will constitute a proper Notice of Withdrawal.  It is your responsibility to confirm that we received your Notice of Withdrawal indicating the withdrawal of your tendered Eligible Options before the Expiration Date.  If you elect to withdraw any of your Eligible Options, you must withdraw all your Eligible Options from a particular stock option grant.  You may not rescind any withdrawal (except by re-tendering your Eligible Options by following the procedures described above in Section 3 “Procedures for Tendering Eligible Options”) and withdrawals that follow the aforementioned procedures will be considered valid and the applicable Eligible Options will not be considered tendered for exchange.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal submitted to withdraw previously tendered Eligible Options, nor will anyone incur any liability for failure to give any such notice.  We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final, conclusive and binding.

In accordance with Rule 13e-4(f)(2)(ii) of the Exchange Act, if we have not completed the option exchange prior to the 40th day following the commencement of the Exchange Offer, you may thereafter withdraw tendered options at any time prior to the Expiration Date of the offer by completing a Notice of Withdrawal and returning it prior to the Expiration Date.

SECTION 5.                                Acceptance of Eligible Options for Exchange; Issuance of Replacement Options

Subject to, and conditioned upon the terms and conditions of this Exchange Offer, including those conditions listed in Section 6 “Conditions of This Exchange Offer,” we will accept for exchange all Eligible Options properly tendered and not validly withdrawn promptly after the Expiration Date (scheduled to be 8:00 a.m. Central Time on August 13, 2010).  Once your Eligible Options have been accepted for exchange and cancelled, you will promptly receive a final confirmation notice confirming that those Eligible Options have been accepted for exchange and cancelled.

If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Exchange Offer, we will cancel your tendered Eligible Options, and you will be granted Replacement Options on the Expiration Date. Grant documents for the Replacement Options will be provided to you promptly thereafter.

For purposes of this Exchange Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn, when we publicly announce and give written notice to the Eligible Optionholders of our acceptance for exchange of their Eligible Options.

SECTION 6.                                Conditions of This Exchange Offer

Promptly following the expiration of this Exchange Offer (which is scheduled to be 8:00 a.m., Central Time, on August 13, 2010, unless the Company extends this Exchange Offer), subject to satisfaction of conditions set forth below, the Company will accept all Eligible Options that are properly tendered for exchange and not validly withdrawn. If the conditions set forth below are not satisfied, the Company may reject all (but not less than all) Eligible Options that are properly tendered for exchange and not validly withdrawn.  If the Company rejects all Eligible Options that are properly tendered for exchange and not validly withdrawn, it will promptly communicate such rejection to all Eligible Optionholders by issuing a press release and delivering a notice of such rejection to all Eligible Optionholders.  Following such a rejection, all of your current Eligible Options will remain subject to their existing terms and conditions as in effect immediately prior to the Expiration Date and you will not receive any Replacement Options.

If specified conditions, as described below, are met, there is a chance that we will not accept any Eligible Options surrendered pursuant to the Exchange Offer.  We may terminate or amend the Exchange Offer or postpone our acceptance of any Eligible Options surrendered pursuant to the Exchange Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after July 16, 2010, and before the expiration of the Exchange Offer, any of the following events have occurred, or have been reasonably determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events make it inadvisable for us to proceed with the Exchange Offer or with our acceptance of the Eligible Options surrendered pursuant to the Exchange Offer:

(a)           There has been threatened (orally or in writing) or instituted any action or proceeding by any government or governmental, regulatory, or administrative agency, authority, or tribunal or before any court, authority, agency, or tribunal that challenges the making of the Exchange Offer, the cancellation of surrendered Eligible Options and the grant of Replacement Options pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer or that could reasonably be expected to materially and adversely affect our business, financial condition, operating results, operations or prospects, or otherwise materially impair the contemplated benefits of the Exchange Offer to us;

(b)           There has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency, or tribunal that would reasonably be expected to, directly or indirectly:

•
make the cancellation of surrendered Eligible Options and the grant of Replacement Options in exchange for the surrendered options illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; or

•	materially and adversely affect our business, financial condition, operating results, operations, or prospects, or otherwise materially impair the contemplated benefits of the Exchange Offer to us;

(c)           There has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•
a material change in the market price of the shares of our Common Stock that would result in the Exchange Offer no longer having the intended compensatory purpose or any change in the general political, market, economic, or financial conditions in the United States or abroad that would reasonably be expected to have a material adverse effect on our business, financial condition, operating results, operations or prospects or on the trading in our Common Stock; or

•
any change in either the Dow Jones Industrial Average, NASDAQ or the Standard & Poor’s Index of 500 by an amount in excess of 10% measured during any time period after the close of business on July 16, 2010;

(d)           There has occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;

(e)           There has been proposed, announced, or made by another person or entity a tender or exchange offer with respect to some or all of our outstanding Common Stock, or a merger or acquisition proposal for us, or it has been publicly disclosed, or we have learned that:

•
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before August 13, 2010;

•
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before August 13, 2010 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

(f)           There has been enacted, enforced, or deemed applicable to the Company any rules, regulations, or actions by any governmental authority, NASDAQ or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Exchange Offer.

If one of the conditions described above is met, we will promptly notify all Eligible Optionholders (unless the condition is one where satisfaction of the condition may be determined only upon expiration of the Exchange Offer) whether we will waive such condition and continue with the Exchange Offer or terminate or suspend the Exchange Offer.  If we choose to waive a condition, depending on the materiality of the waived condition and the number of days remaining in the Exchange Offer, we may extend the Exchange Offer and circulate new disclosure to Eligible Optionholders.  Any determination we make concerning the events described in this Section 6 may be challenged by an eligible employee only in a court of competent jurisdiction.  A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

We retain the authority, in our sole discretion, to extend or amend this Exchange Offer.  Upon the occurrence of any of the conditions described in this Section 6, we may, in our reasonable judgment, decide to terminate this Exchange Offer.  We may also waive the occurrence of any of the conditions, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion, whether or not we waive any other condition to this Exchange Offer.  Our failure at any time to exercise any of these rights shall not be deemed a waiver of any such rights.  The waiver of any of these rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances.

SECTION 7.                                Price Range of Our Common Stock

The shares of our Common Stock issuable upon the exercise of Eligible Options are traded on NASDAQ under the symbol “MTEX.”  None of the Eligible Options are traded on any trading market.  The following table sets forth on a per share basis the high and low sale prices of our Common Stock as reported by NASDAQ during the periods indicated.

	High	Low
Fiscal Year Ending December 31, 2010
First Quarter	$4.41	$2.78
Second Quarter	$4.23	$1.89
Fiscal Year Ending December 31, 2009
First Quarter	$3.90	$2.50
Second Quarter	$4.73	$2.97
Third Quarter	$4.80	$3.13
Fourth Quarter	$3.89	$2.34
Fiscal Year Ended December 31, 2008
First Quarter	$8.49	$5.09
Second Quarter	$7.39	$5.44
Third Quarter	$6.96	$3.48
Fourth Quarter	$4.41	$1.88

On July 15, 2010, the last available reported sale price of our Common Stock on NASDAQ prior to the printing of this Offer to Exchange was $2.11.  We recommend that you obtain current market quotations for our Common Stock, among other factors, before deciding whether or not to tender for exchange your Eligible Options.  As of July 13, 2010, there were approximately 3,300 shareholders of record of our Common Stock.  Because many of our shares of Common Stock are held by brokers and other institutions on behalf of shareholders, we are unable to estimate the total number of shareholders represented by these record holders.

SECTION 8.                                Source and Amount of Consideration; Terms of Replacement Options

Consideration

Each Eligible Option accepted for exchange under the terms of this Exchange Offer will be exchanged for a fewer number of Replacement Options.  The number of Replacement Options you will be eligible to receive is determined based on the Exchange Ratios.  See Section 1 “This Exchange Offer- Eligible Options; Eligible Optionholders; Expiration Date of this Exchange Offer.”

There are 1,621,997 outstanding Eligible Options with an exercise price above $2.46, the average closing sale price of the Common Stock on the NASDAQ Global Market for the twenty five trading days ending on June 22, 2010, to purchase an aggregate of 1,621,997 shares of our Common Stock.  If all Eligible Options are properly tendered for exchange and accepted in this Exchange Offer, we would issue Replacement Options to purchase an aggregate of 1,119,947 shares of our Common Stock.

Terms of Replacement Options

Unless prohibited by law or applicable regulations, Eligible Options properly tendered for exchange and not validly withdrawn and accepted by us pursuant to this Exchange Offer will be cancelled and replaced by Replacement Options.  Each grant of a Replacement Option pursuant to this Exchange Offer will be exercisable for fewer shares than the Eligible Option(s) for which such Replacement Option was properly tendered for exchange and not validly withdrawn and accepted by us pursuant to this Exchange Offer (to be determined in accordance with the applicable Exchange Ratio).  Replacement Options will be subject to the terms of our 2008 Plan, and a new stock option award agreement between you and the Company.  For more details about the 2008 Plan and the Amendment, see “2008 Plan” described below.

In addition, each Replacement Option will differ from Eligible Options in the following ways:

•
The Exercise Price per share for each Replacement Option will be equal to the closing price of our Common Stock on the Replacement Option Grant Date as reported by NASDAQ, except that in the case of a Replacement Option intended to qualify as an incentive stock option that is granted to a ten percent shareholder, the Exercise Price per share will be equal to 110% of the closing price of our Common Stock on the Replacement Option Grant Date.

•	The vesting schedule will consist of three equal annual installments beginning 12 months after the grant date.

•
Each Replacement Option will expire ten years from the Replacement Option Grant Date, and therefore we expect the expiration date to be August 15, 2020, except that in the case of a Replacement Option intended to qualify as an incentive stock option that is granted to a ten percent shareholder, the Replacement Option will expire five years from the Replacement Option Grant Date, and we expect the expiration date for such Replacement Option to be August 15, 2015.

We expect the Replacement Option Grant Date will be August 16, 2010.  If the Expiration Date is extended or delayed, the Cancellation Date and the Replacement Option Grant Date will be similarly extended or delayed.  If the Exchange Offer is terminated by us prior to completion, the Replacement Options will not be granted.

Except as otherwise provided herein, each Replacement Option will have identical terms and conditions as the corresponding exchanged Eligible Options.

The Replacement Options will generally be of the same type (for U.S. federal income tax purposes) as the corresponding exchanged Eligible Options.  Replacement Options granted in exchange for Eligible Options that are nonstatutory stock options will likewise be nonstatutory stock options, and each Replacement Option granted in exchange for an Eligible Option that is an incentive stock option for U.S. federal income tax purposes will likewise be an incentive stock option to the maximum extent permitted by law.  For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 13 “This Exchange Offer–Material United States Tax Consequences.”

NOTHING IN THIS OFFER TO EXCHANGE SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OR CONSULTANT OF THE COMPANY OR ANY OF ITS SUBSIDIARIES.  THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION WITH OR WITH OUT CAUSE OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE REPLACEMENT OPTION GRANT DATE OR AFTER THAT DATE.  NOTHING IN THIS OFFER TO EXCHANGE SHALL BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR CONSIDERATION.

2008 Plan

Set forth below is a description of our existing 2008 Plan as currently in effect, including the Amendment. The terms of the Amendment are described below under “Amendment to 2008 Plan.”

Under the terms of the 2008 Plan, a total of 1,000,000 shares (subject to certain adjustments) of our Common Stock were reserved for issuance pursuant to awards granted under the 2008 Plan.  No more than 500,000 shares may be subject to any type of award (restricted Common Stock, restricted stock units, stock options, stock appreciation rights and other equity based awards, as well as cash bonuses and long-term cash awards) granted under the 2008 Plan to any one individual in a calendar year.

As of June 30, 2010, the 2008 Plan had 132,433 stock options available for grant before the plan expires on February 20, 2018.

The following summary of the 2008 Plan does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2008 Plan, a copy of which has been filed as Appendix B to Form DEF14A of Mannatech, Incorporated filed with the SEC on April 29, 2008.

Purposes of the 2008 Plan

The purpose of the 2008 Plan is to enable the Company and any affiliate to obtain and retain the services of the types of employees, consultants and directors who will contribute to the Company’s long range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of all shareholders of the Company.

The 2008 Plan provides for the grant of equity-based awards, including restricted Common Stock, restricted stock units, stock options, stock appreciation rights and other equity based awards, as well as cash bonuses and long-term cash awards to our directors, officers and other employees, advisors and consultants who are selected by our Compensation and Stock Option Plan Committee for participation in the 2008 Plan. Unless earlier terminated by our board of directors, the 2008 Plan will expire on February 21, 2018. Our board of directors may amend the 2008 Plan at any time. Termination of the 2008 Plan and amendments to the 2008 Plan are not intended to adversely affect any award that is then outstanding without the award holder’s consent, and we must obtain shareholder approval of any amendments to the Plan.

Administration of the 2008 Plan

The 2008 Plan is administered by the board of directors and the Compensation and Stock Option Plan Committee, which has the authority, among other things, to exercise all the powers and authorities either specifically granted to it under the 2008 Plan or necessary or advisable in the administration of the 2008 Plan, including, without limitation, the authority to determine who will be granted awards and the types of awards that may be granted.

Stock Options

Our board of directors determines the exercise price of options at the time the options are granted. Subject to certain exceptions, no stock option, including an incentive stock option, may have an exercise price less than the fair market value of a share of our Common Stock on the date of grant. The exercise price of an incentive stock option granted to a ten percent shareholder may not be less than 110% of the fair market value of a share of our Common Stock on the date of grant of such option. The fair market value of a share of our Common Stock is generally determined to be the closing sales price as quoted on the NASDAQ for the date the value is being determined.

The Company’s board of directors determines when options become exercisable. The means of payment for shares issued upon exercise of an option include cash, certified or bank check, or wire transfer, and such other payment methods as may be specified by the Company’s board of directors, including tender of Company shares previously owned by the exercising optionholder or broker-assisted same-day sale.

The term of an option may not be more than ten years from the date of grant. The term of an incentive stock option granted to a ten percent shareholder may not be more than five years from the date of grant. No option may be exercised after the expiration of its term.

Each option granted under the 2008 Plan will become vested and exercisable pursuant to the vesting schedule set forth in the applicable option agreement.

Unless otherwise provided in an option agreement or in an employment agreement, the terms of which have been approved by the board of directors, in the event that an optionholder’s service to the Company as an employee, consultant, or director terminates for any reason other than for death, disability, or for cause, such optionholder’s vested options will remain exercisable for a period of time ending on the earlier of i) the date three months following the termination of the optionholder’s service, or ii) the expiration of the term of the option as set forth in the applicable option agreement. Unless otherwise provided in an option agreement or in an employment agreement, the terms of which have been approved by the board of directors, in the event that an optionholder’s service to the Company as an employee, consultant, or director terminates as a result of the optionholder’s death or disability, such optionholder’s vested options will remain exercisable for a period of time ending on the earlier of i) the date that is twelve months following the termination of such optionholder’s service or ii) the expiration of the term of the option as set forth in the applicable option agreement. If an optionholder’s service to the Company as an employee, consultant or director is terminated by the Company for cause, all of such optionholder’s outstanding options, whether or not vested, shall be forfeited and expire as of the beginning of business on the date of the termination of such optionholder’s service for cause.

Options may not be repriced, replaced, or regranted through cancellation or modification without shareholder approval.

Restricted Stock Awards

The Company’s board of directors may grant Awards of restricted stock, consisting of actual shares of our Common Stock, at its discretion.

At the time a grant of restricted stock is made, the board of directors may establish a restricted period applicable to the restricted stock during which the shares of restricted stock may not be sold, assigned, transferred or otherwise disposed of. The restricted period may expire upon the passage of time or the attainment of performance objectives as the board of directors, in its sole discretion, determines.

The consideration for Awards of restricted stock shall be paid either: i) in cash at the time of purchase; or ii) in any other form that may be acceptable to the board of directors in its discretion including, without limitation, property, a stock for stock exchange or prior services that the board of directors determines have a value at least equal to the fair market value of such restricted stock.

Restricted stock granted pursuant to the 2008 Plan will vest pursuant to the vesting schedule established in the applicable restricted stock award agreement. The board of directors at its discretion may provide for an acceleration of vesting in the terms of any restricted stock award agreement, at any time, including in the event a change in control of the Company occurs.

Unless otherwise provided in a restricted stock award agreement or in an employment agreement, the terms of which have been approved by the board of directors, in the event a grantee’s service to the Company as an employee, consultant, or director terminates for any reason, the grantee shall forfeit all shares of restricted stock which have not vested as of the date of such termination under the terms of the applicable restricted stock award agreement and shall have no rights with respect to such shares of restricted stock.

Restricted stock shall be transferable by the holder thereof only upon such terms and conditions as set forth in the applicable restricted stock award agreement.

Each restricted stock award agreement may provide that, following the termination of a grantee’s service to the Company as an employee, consultant, or director, the Company will have the right to repurchase such grantee’s unvested shares of restricted stock acquired under the 2008 Plan. The Company’s right to repurchase unvested restricted stock will be exercisable at a price equal to the lesser of the purchase price at which such restricted stock award was acquired under the 2008 Plan or the fair market value of such restricted stock (if an award of restricted stock is granted solely in consideration of past services without payment of any additional consideration, the unvested restricted stock award will be forfeited without any repurchase). The restricted stock award agreement may specify the period of time following a termination of a grantee’s service to the Company during which its right of repurchase may be exercised.

Changes in Capitalization

In the event of any merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, stock split, dividend in property other than cash, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or other change to the Company’s capital structure, appropriate equitable adjustments will be made to:

•	the aggregate number of shares of Common Stock or class of shares which may be purchased pursuant to Awards;

•	the number and/or class of shares of Common Stock covered by outstanding Awards;

•	the maximum number of shares of Common Stock with respect to which option awards may be granted to any single optionholder during any calendar year; and

•	the exercise price of any stock option in effect prior to such change.

Merger or Change in Control

In the event of a change in control, dissolution, liquidation or any corporate separation or division, including, but not limited to, a sale of all or substantially all of the assets of the Company or a merger or consolidation in which the Company is not the surviving entity, then the Company, to the extent permitted by applicable law, but otherwise in the sole discretion of the board of directors, may provide for: i) the continuation of all outstanding Awards (if the Company is the surviving entity); ii) the assumption of the 2008 Plan and all outstanding Awards by the surviving entity; iii) the substitution by the surviving entity of Awards with substantially the same terms for all outstanding Awards; iv) the cancellation of all outstanding Awards in exchange for consideration; or iv) the cancellation of all outstanding Awards without payment of any consideration.

Amendment and Termination of the 2008 Plan

The board of directors may amend, alter, suspend or terminate the 2008 Plan, or any part thereof, at any time and for any reason. However, it must obtain shareholder approval for any amendment to the 2008 Plan to the extent necessary and desirable to comply with any applicable laws of any securities exchange listing requirements. Generally, no such action by the Company’s board of directors or shareholders may alter or impair any Award previously granted under the 2008 Plan without the written consent of the grantee. The 2008 Plan will terminate on February 21, 2018, unless terminated earlier by the Company’s board of directors.

Amendment to 2008 Plan

We amended our existing 2008 Plan in conjunction with this Exchange Offer.  The Amendment modifies the original 2008 Plan to provide that the board of directors has the authority to institute one option exchange program, which is to commence no more than six months from the date of shareholder approval of the Amendment.  Our shareholders approved the Amendment on June 9, 2010.

A form of the Amendment was filed with the SEC as Exhibit (d)(2) to the Schedule TO on July 16, 2010.

SECTION 9.                                Information Concerning Us; Financial Information

Information Concerning Us

Mannatech, Incorporated is a global wellness solution provider, which was incorporated and began operations in November 1993.  We develop and sell innovative, high-quality, proprietary nutritional supplements, topical and skin care products, and weight-management products that target optimal health and wellness.  We currently sell our products in the United States, Canada, Australia, the United Kingdom, Japan, New Zealand, the Republic of Korea, Taiwan, Denmark, Germany, South Africa, Singapore, Austria, the Netherlands, Norway, and Sweden.  We conduct our business as a single operating segment and primarily sell our products and packs through a network of independent associates and members.  As of December 31, 2009, we had approximately 513,000 independent associates and members who have purchased our products and packs within the last 12 months.

We sell our products through network marketing, which we believe is the most-cost-effective way to quickly and effectively introduce our products and communicate information about our business to the global marketplace.  Network marketing minimizes upfront costs, as compared to conventional marketing methods, and allows us to be more responsive to the ever-changing overall market conditions, as well as continue to research and develop high quality products and focus on controlled successful international expansion.  We believe the network marketing channel allows us to effectively communicate the potential benefits and unique properties of our proprietary products to our consumers.  In addition, network marketing provides our business-building independent associates with an avenue to supplement their income and develop financial freedom by building their own businesses centered around our business philosophies and unique products.

Since our initial public offering in February 1999, our Common Stock has traded on the NASDAQ Global Market (formerly NASDAQ National Market) under the symbol “MTEX”.

Our principal executive offices and headquarters are located at 600 South Royal Lane, Suite 200, Coppell, TX 75019 and our telephone number at that address is (972) 471-7400.

Financial Information

The financial information, including the financial statements and the notes thereto, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 are incorporated herein by reference.  Please see Section 16 “Additional Information” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Below is a summary of our consolidated financial data.  The following summary of our consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010.  The selected consolidated statements of operations data for the fiscal years ended December 31, 2009 and December 31, 2008 and the selected consolidated balance sheet data as of December 31, 2009 and December 31, 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  The selected consolidated statements of operations data for the fiscal quarters ended March 31, 2010 and March 31, 2009 and the selected consolidated balance sheet data as of March 31, 2010 are derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010.  Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS AND BALANCE SHEETS
(amounts in thousands, except per share data):

	Fiscal year ended December 31,		Three months ended March 31,
	2009	2008	2010	2009
Net sales	$ 289,705	$ 332,703	$ 60,665	$ 70,701
Gross profit	$ 96,477	$ 134,544	$ 25,041	$ 25,244
Loss from operations	$ (25,594)	$ (14,499)	$ (2,892)	$ (5,679)
Net loss	$ (17,368)	$ (12,628)	$ (2,781)	$ (4,775)

Loss per share
Basic	$ (0.66)	$ (0.48)	$ (0.11)	$ (0.18)
Diluted	$ (0.66)	$ (0.48)	$ (0.11)	$ (0.18)

Current assets	$ 64,485	$ 77,522	$ 62,772	$ 73,973
Noncurrent assets	$ 37,817	$ 46,536	$ 34,064	$ 42,913
Current liabilities	$ 42,679	$ 45,516	$ 39,121	$ 44,570
Noncurrent liabilities	$ 8,339	$ 9,813	$ 8,957	$ 8,947
Shareholders’ equity	$ 51,284	$ 68,729	$ 48,758	$ 63,369

Book Value

We had a book value per share of $1.84 on March 31, 2010 (calculated using the book value as of March 31, 2010, divided by the number of outstanding shares of our Common Stock as of March 31, 2010).

SECTION 10.                                Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Options

Interests of Directors and Executive Officers

The following table sets forth certain information as of July 16, 2010 regarding the outstanding options granted under the Stock Plans held by each of our executive officers and Board Members. Our executive officers and Board Members are eligible to participate in this Exchange Offer.  As of July 16, 2010, our executive officers and Board Members (15 persons) as a group held options unexercised and outstanding under our Stock Plans to purchase a total of 1,317,310 shares of our Common Stock, which represented approximately 74.8% of the shares subject to all options outstanding under the Stock Plans as of that date.

The table below represents the ownership of the outstanding shares under the Stock Plans.

Directors and Executive Officers	Total Shares Underlying Outstanding Options	Percentage of Total Outstanding Options Under the Stock Plans
Stephen D. Fenstermacher	272,000	15.44%
Robert A. Sinnott, Ph.D.	127,000	7.21%
Randy S. Bancino	100,000	5.68%
B. Keith Clark	57,000	3.24%
Claire E. Zevalkink	30,000	1.70%
Alfredo Bala	46,000	2.61%
Natalie L. Clark	50,000	2.84%
Gary M. Spinell	34,000	1.93%
J. Stanley Fredrick	95,068	5.40%
Gerald E. Gilbert	103,258	5.86%
Larry A. Jobe	94,158	5.35%
Alan D. Kennedy	74,467	4.23%
Marlin Ray Robbins	71,150	4.04%
Robert A. Toth	35,000	1.99%
Patricia A. Wier	128,209	7.28%
Total	1,317,310	74.80%

The following table sets forth certain information as of July 16, 2010 regarding the Eligible Options held by each of our executive officers and Board Members.  As of July 16, 2010, our executive officers and Board Members (15 persons) as a group held Eligible Options to purchase a total of 1,177,774 shares of our Common Stock, which represented approximately 72.6% of the shares subject to all outstanding Eligible Options as of that date. The percentages in the table below are based on the total number of Eligible Options to purchase our Common Stock under the Stock Plans, which was 1,621,997 as of July 16, 2010.

Directors and Executive Officers	Total Shares Underlying Eligible Options	Percentage of Total Outstanding Eligible Options
Stephen D. Fenstermacher	272,000	16.77%
Robert A. Sinnott, Ph.D.	127,000	7.83%
Randy S. Bancino	100,000	6.17%
B. Keith Clark	57,000	3.51%
Claire E. Zevalkink	30,000	1.85%
Alfredo Bala	46,000	2.84%
Natalie L. Clark	50,000	3.08%
Gary M. Spinell	34,000	2.10%
J. Stanley Fredrick	25,300	1.56%
Gerald E. Gilbert	103,258	6.37%
Larry A. Jobe	94,158	5.81%
Alan D. Kennedy	74,467	4.59%
Marlin Ray Robbins	71,150	4.39%
Robert A. Toth	35,000	2.16%
Patricia A. Wier	58,441	3.60%
Total	1,177,774	72.63%

All of the individuals listed above may be contacted at Mannatech, Incorporated, 600 South Royal Lane, Suite 200, Coppell, TX  75019 and by telephone at (972) 471-7400.

Transactions and Arrangements Concerning Our Options

Except as set forth below, neither we nor, to the best of our knowledge, any Board Member or any of our executive officers, nor any affiliate of ours, engaged in transactions involving Eligible Options during the past 60 days:

•	Natalie L. Clark acquired 25,000 options with an exercise price of $3.28 on May 12, 2010.

•	Gary M. Spinell acquired 5,000 options with an exercise price of $3.28 on May 12, 2010.

•	Patricia A. Wier acquired 69,768 options with an exercise price of $2.15 on June 10, 2010.

•	J. Stanley Fredrick acquired 69,768 options with an exercise price of $2.37 on June 10, 2010.

SECTION 11.                                Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer

Eligible Options that we accept for exchange pursuant to this Exchange Offer will be cancelled on the Cancellation Date and the shares of our Common Stock underlying such grants will be allocated to the Replacement Options to be issued in exchange for such Eligible Options.

The exchange of Eligible Options for Replacement Options will be considered a modification of the impacted awards for accounting purposes, as determined by Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (FASB ASC Topic 718) , which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values.

We estimate the fair value of stock-based payment awards on the date of grant using a Black-Scholes option valuation model.

If factors change, and we employ different assumptions for estimating stock-based compensation expense in future periods, or if we decide to use a different valuation model, the future periods may differ significantly from what we have recorded in prior periods and could materially affect our operating income, net income and net income per share. We are also required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates.

Under FASB ASC Topic 718, stock-based compensation expense is calculated based upon the fair value of a stock award on the date of grant and the cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award is accounted for as a modification of the terms of the cancelled award. The incremental compensation expense associated with an option exchange is measured as the excess of the fair value of the replacement award over the fair value of the canceled award, both determined at the modification date. As a result, we may incur a non-cash compensation charge for all Eligible Options that are exchanged for Replacement Options. The compensation charge will be recorded over the vesting periods of the Replacement Options.

The amount of this charge will depend on a number of factors, including:

•	The exercise price per share of the Replacement Options issued in the Exchange Offer;

•	The level of participation by Eligible Optionholders in the Exchange Offer; and

•	The exercise price per share of Eligible Options cancelled in the Exchange Offer.

Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, we cannot predict the exact amount of the charge, if any, that will result from the Exchange Offer.

SECTION 12.                                Legal Matters; Shareholder Approval and Regulatory Approvals

Required Shareholder Approval

Rule 4350(i)(1)(A) of the NASDAQ Marketplace Rules requires an issuer listed on The NASDAQ Global Market to obtain shareholder approval when a stock option or purchase plan is to be established or materially amended pursuant to which stock may be acquired by officers, directors, employees, or consultants.  The Company obtained the requisite approval at its Annual Meeting of Shareholders on June 9, 2010.

Other Legal Matters and Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to this Exchange Offer.  We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer.  We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of Replacement Options as contemplated by this Exchange Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Replacement Options as contemplated herein.  Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action.  We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.  Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue Replacement Options for your Eligible Options would be subject to obtaining any such governmental approval.

SECTION 13.                                Material United States Tax Consequences

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of the material United States federal income tax consequences of the exchange of Eligible Options and the grant of Replacement Options pursuant to this Exchange Offer.  This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (referred to in this document as the “Code”), its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this Exchange Offer, all of which may change, possibly on a retroactive basis.  This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Optionholders.  If you are a citizen or resident, or are otherwise subject to the tax laws, of another country, or change your residence or citizenship during the term of this Exchange Offer, the information contained in this discussion may not be applicable to you.

Stock Option Taxation

The exchange of the Eligible Options for the Replacement Options will not be a taxable event, and the grant of the Replacement Options will not result in taxable income to the Eligible Optionholder.  Replacement Options that are exchanged for Eligible Options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code will be, to the extent permitted by Code Section 422, intended to qualify as incentive stock options.  Replacement Options that are exchanged for Eligible Options that are designated as “nonqualified” or “nonstatutory” stock options, or otherwise are not intended to qualify as incentive stock options, will continue to be “nonstatutory stock options.”

Incentive Stock Options.  The Eligible Optionholder will not recognize any income upon exercise of an incentive stock option, and we will not be entitled to a deduction.  However, the amount by which the fair market value of the shares acquired on the exercise date exceeds the exercise price will generally constitute an item of adjustment for alternative minimum tax purposes, and may therefore result in alternative minimum tax liability to the Eligible Optionholder.

The disposition of shares acquired upon exercise of an incentive stock option will ordinarily result in capital gain or loss.  However, if the Eligible Optionholder disposes of shares acquired upon exercise of an incentive stock option within two years after the Replacement Option Grant Date or within one year after the date of exercise (a “disqualifying disposition”), the Eligible Optionholder will generally recognize ordinary income in the amount of the excess of the fair market value of the shares on the date the Replacement Option was exercised over the exercise price (or in certain circumstances, the gain on sale, if less).  Any excess of the amount realized by the Eligible Optionholder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the Replacement Option will generally be capital gain.  We will generally be entitled to a deduction equal to the amount of ordinary income recognized by the Eligible Optionholder.  If an the Eligible Optionholder sells or otherwise disposes of shares acquired upon the exercise of an incentive stock option in a disqualifying disposition, the Eligible Optionholder must immediately notify us in writing of such disposition.

Nonstatutory Stock Options.  The Eligible Optionholder will generally realize ordinary income at the time of exercise of a nonstatutory stock option in an amount equal to the excess of the fair market value of the shares acquired on the exercise date over the exercise price for those shares.  Gains or losses realized by the Eligible Optionholder upon disposition of the shares will be treated as capital gains and losses, with the basis in the shares being equal to the fair market value of the shares at the time of exercise.  The Company will be allowed a corresponding federal income tax deduction.

Generally, we will be entitled to a federal income tax deduction in the same amount and at the same time as the Eligible Optionholder recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Code as discussed below.

Section 162(m)

Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the three other most highly compensated executive officers (other than our principal financial officer) who are employed by the corporation on the last day of the taxable year, but does allow a deduction for “performance-based compensation.”  The 2008 Plan provides that no employee will be granted in any fiscal year stock options to purchase more than 500,000 shares of the Company’s Common Stock.  The 2008 Plan also  provides, as required by Section 162(m) of the Code, that both the Eligible Option and the Replacement Option will be counted toward this 500,000 limitation.  We expect that all of our Replacement Options when granted should qualify as performance based compensation and should be deductible under Section 162(m).

Section 280G

Under certain circumstances, the accelerated vesting or exercise of stock options in connection with a change of control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code.  To the extent it is so considered, the Eligible Optionholder may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

Tax Advice

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the Replacement Options or Eligible Options.  An Eligible Optionholder may also be subject to state and local taxes in connection with the exercise of Replacement Options or Eligible Options. We suggest that participants consult with their individual tax advisors to determine the applicability of the tax rules to their personal circumstances.

Tax Withholding

We will have the right to deduct or withhold, or require an Eligible Optionholder to remit to us, an amount sufficient to satisfy local, state, and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise, of a Replacement Option and/or an Eligible Option.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS ABOUT THE LOCAL, STATE, FEDERAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

SECTION 14.                                Extension of Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by providing written notice of the extension to Eligible Optionholders.  If the Exchange Offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 9:00 a.m. Central Time on the next business day following the previously scheduled Expiration Date.

We expressly reserve the right, in our reasonable judgment, before the Expiration Date, to terminate or amend this Exchange Offer or to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 6 of this Offer to Exchange, by promptly giving notice thereof to Eligible Optionholders in accordance with applicable law.  Our right to terminate or withdraw this Exchange Offer is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return any Eligible Options properly tendered promptly after we terminate or withdraw the Exchange Offer.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend the Exchange Offer to the extent required by applicable law, including Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act.  Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.  If any term of this Exchange Offer is amended in a manner that we determine constitutes a material change adversely affecting any Eligible Optionholders, we will promptly disclose the amendment in a manner reasonably calculated to inform the Eligible Optionholders of such amendment, and we will extend the Exchange Offer period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least ten business days after the date of such notification:

•	If we increase or decrease the amount of consideration offered for the Eligible Options; or

•	If we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

SECTION 15.                                Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including, any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

SECTION 16.                                Additional Information

With respect to this Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be supplemented or amended from time to time, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) before deciding whether to tender your Eligible Options:

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 6, 2010.

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 11, 2010.

•	Our Current Report filed on Form 8-K with the SEC on February 26, 2010.

•	Our Definitive Proxy Statement on Schedule 14A in connection with our 2010 Annual Meeting of Shareholders dated April 21, 2010, filed with the SEC on April 21, 2010.

•
The description of options to purchase our Common Stock contained under the heading “Proposal 3—Approval of Amendments to the 2008 Stock Incentive Plan to Permit a One-Time Option Exchange Program” in our Definitive Proxy Statement on Schedule 14A dated April 21, 2010, filed with the SEC on April 21, 2010 in connection with our 2010 Annual Meeting of Shareholders.

•
The description of our Common Stock contained under the heading “Description of Capital Stock” in the prospectus constituting a part our Registration Statement on Form S-1 filed with the SEC on May 13, 1998, as amended.

•	The Company’s registration statement on Form S-8 registering the shares to be granted under the 2008 Plan filed with the SEC on August 26, 2008.

We are subject to the information and periodic reporting requirements of the Exchange Act and in accordance therewith we file these filings, our other annual, quarterly, and current reports, our proxy statements and other information with the SEC, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Offer to Exchange is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Offer to Exchange, other than exhibits to such documents. Requests for such copies should be directed to our Investor Relations department, at (972) 471-6512, IR@mannatech.com, or at the following address:

Mannatech, Incorporated

600 South Royal Lane, Suite 200

Coppell, Texas  75019

The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

SECTION 17.                                Miscellaneous

This Exchange Offer is being made solely by this Offer to Exchange and the related Election Form and is being made solely to Eligible Optionholders.  This Exchange Offer is not being made to, nor will tenders for exchange be accepted from or on behalf of, Eligible Optionholders in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof, or the issuance of the Replacement Options would not comply with the laws of that jurisdiction.  We are not aware of any jurisdiction where the making of this Exchange Offer or the acceptance thereof, or the issuance of the Replacement Options violates applicable law.  If we become aware of any jurisdiction where the making of this Exchange Offer or the acceptance thereof, or the issuance of the Replacement Options violates applicable law, we will make a commercially reasonable good faith effort to comply with such law.  If, after such commercially reasonable good faith effort, we cannot comply with such law, this Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

Mannatech, Incorporated

July 16, 2010